UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2008

Pet DRx Corporation
 (Exact name of registrant as specified in its charter)

Delaware	000-51596	56-2517815
(State or other jurisdiction of	(Commission File	(I.R.S. Employer Identification
incorporation)	Number)	No.)

215 Centerview Drive
Suite 360
Brentwood, TN  37027
(Address of principal executive offices)

(615) 369-1914
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Explanatory Note

       This Amendment No. 1 on Form 8-K/A amends and restates the Registrant’s Current Report on Form 8-K originally filed with the Securities and Exchange Commission on January 10, 2008 to report XLNT Veterinary Care, Inc.’s audited financial results and other information for the fiscal year ended December 31, 2007.

Item 1.01	Entry into a Material Definitive Agreement

On January 4, 2008, a wholly-owned subsidiary of Echo Healthcare Acquisition Corp. (“Echo”) merged with and into (the “Merger”) XLNT Veterinary Care, Inc. (“XLNT”), pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated as of October 23, 2007 (the “Merger Agreement”). In connection with the Merger, Echo changed its name to Pet DRx Corporation. Unless the context otherwise requires, “we,” “our,” “us,” the “Company,” and “Pet DRx” refer to the Registrant and its subsidiaries including XLNT and its subsidiaries; “Echo” refers to the Registrant prior to January 4, 2008, the effective time of the Merger (the “Effective Time”); and “XLNT” refers to XLNT Veterinary Care, Inc., which became a wholly-owned subsidiary of the Company as of the Effective Time.

In connection with the Merger, the Company entered into the following agreements.

Board Voting Agreement.  The Company and certain stockholders entered into a Board Voting Agreement, dated as of January 4, 2008, pursuant to which the stockholders agreed that, for the three years following the Effective Time, they will each vote shares beneficially owned by them for the election to the Company’s Board of Directors of (a) Robert Wallace, for so long as Mr. Wallace is serving as the chief executive officer of the Company or owns two percent or more of the Company’s fully diluted shares of common stock, par value $0.0001 per share (“Common Stock”), (b) four designees named by the stockholder representatives designated by the former stockholders of XLNT pursuant to the Merger Agreement (five in the event Mr. Wallace is no longer serving as a director), one of whom shall be the designee of Galen Partners IV LP or its affiliates who shall serve as the non-executive Vice Chairman of the Company’s Board of Directors, and (c) four designees named by Echo’s initial stockholders, one of whom shall include Gene Burleson (who shall serve as the non-executive Chairman of the Company’s Board of Directors).  The foregoing description of the Board Voting Agreement is a summary, does not purport to be complete and is qualified by reference to the full text of such document, which is filed as Exhibit 10.20 to this Current Report on 8-K and is incorporated herein by reference.

Escrow Agreement.  The Company entered into an Escrow Agreement, dated as of February 12, 2008, with JP Morgan Chase Bank, National Association, as escrow agent, and the stockholder representatives acting on behalf of the former stockholders of XLNT, pursuant to which the Company placed 1,589,872 shares of Common Stock into escrow to satisfy any indemnification claims that may be asserted by the Company. On the earlier of the date that is (i) 90 calendar days following the receipt by the Company of the final results of the audit of Echo’s consolidated operations for the year ended December 31, 2007 and (ii) the 18 month anniversary of the Effective Time, pursuant to the terms of such agreement, any shares of Common Stock remaining in the escrow account will be released, pro rata, to the persons who held shares of XLNT common stock immediately prior to the Effective Time, less any shares which represent the estimated value of any then pending claims for indemnification.  The foregoing description of the Escrow Agreement is only a summary, does not purport to be complete and is qualified by reference to the full text of such document, which is filed as Exhibit 10.41 to this Current Report on Form 8-K and is incorporated herein by reference.

Registration Rights Agreement.  The Company entered into an Amended and Restated Registration Rights Agreement, dated as of February 12, 2008, with former affiliates of XLNT and the founders of Echo, pursuant to which the Company has agreed to register the Common Stock held by such persons for resale under the Securities Act of 1933, as amended, under the terms and conditions set forth in such agreement.  The foregoing description of the Amended and Restated Registration Rights Agreement is only a summary, does not purport to be complete and is qualified by reference to the full text of such document, which is filed as Exhibit 10.42 to this Current Form 8-K and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On January 4, 2008, pursuant to the Merger described in Item 1.01 above, XLNT became a wholly-owned subsidiary of the Company. In the Merger, the Company issued 16,214,267 shares of Common Stock (of which 1,589,872 shares were placed in escrow as described in Item 1.01 above) for the benefit of the former holders of capital stock of XLNT, based on an exchange ratio, calculated pursuant to the Merger Agreement, of 0.7710 of a share of Common Stock for each share of XLNT common stock issued and outstanding immediately prior to the Effective Time. The Company has reserved approximately 3.07 million additional shares of Common Stock for future issuance upon the exercise of outstanding options and warrants and the conversion of convertible notes previously issued by XLNT.

XLNT waived the condition to closing that would have required Echo to have no less than $50,000,000 in cash in its trust fund after deducting all accrued but unpaid fees, expenses and other obligations incurred by Echo in connection with closing. Echo waived the condition that would have required XLNT to have a positive working capital as of the end of the month immediately preceding the closing. Echo and XLNT also agreed to waive any indemnification claims for breaches of representations, warranties or covenants relating to the failure to satisfy such closing conditions. In addition, Echo and XLNT agreed that, since they reached agreement on all of the components required to calculate the exchange ratio, there will be no further adjustments to the exchange ratio and hence no recourse to the escrow fund with respect to such components.

Prior to the Merger, Echo was a blank check company with no operations, which was formed as a vehicle to effect a business combination.  Pursuant to the terms of Echo’s certificate of incorporation as in effect prior to the Merger, public stockholders voting against the Merger had the right to elect conversion of their shares of Common Stock into a pro rata portion of the trust fund established at the time of Echo’s initial public offering.  At the effective time, holders of 1,361,573 shares of Common Stock elected to convert their Common Stock into their pro rata portion of the trust account, at a conversion price of $8.10 per share of Common Stock. Cash in the amount of approximately $11 million was paid to converting stockholders.

Immediately after giving effect to the Merger, the former holders of XLNT common stock prior to the Merger held approximately 72% of the issued and outstanding shares of the Common Stock on a fully diluted basis (including escrowed shares).

Further information regarding the Merger is set forth in the definitive proxy statement/prospectus filed by Echo with the Securities and Exchange Commission (the “SEC”) on November 13, 2007 and subsequently supplemented on November 27, 2007 (the “Proxy Statement/Prospectus”) in the section entitled “The Merger Proposal” beginning on page 46 and the section entitled “The Merger Agreement” beginning on page 90, which are both incorporated herein by reference. On January 7, 2008, the Company issued a press release announcing the closing of the Merger, a copy of which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on January 7, 2008.  Information about the post-Merger combined Company, of which XLNT is a wholly-owned subsidiary, is set forth below.

Business

Overview

The Company is a provider of primary and specialty veterinary care services to companion animals through a network of veterinary hospitals. It intends to grow and enhance its profitability by acquiring established veterinary practices in select regions throughout the United States, and by expanding same-store revenue and capitalizing on economies of scale and cost reduction efficiencies.

The Company currently owns and operates twenty-six veterinary hospitals located in northern and southern California through its wholly-owned operating subsidiaries. It acquired its first two veterinary hospitals on September 30, 2004. It acquired four additional veterinary hospitals in 2005, fourteen in 2006 and six in 2007.

The Company operates in a single operating and reporting segment, animal hospitals.  The Company’s objective is to become a preferred provider of high quality pet care by offering a broad array of pet care services under one brand. It offers a full range of general medical treatment for companion animals, including (i) preventative care, such as vaccinations, examinations, spaying/neutering, and dental care, and (ii) a broad range of specialized diagnostic and medical services, such as x-ray, ultra-sound, internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, neurology and other services.  The Company also offers for sale pharmaceutical products, pet food and pet supplies.

The Company strategy is to deliver a broad scope of high-quality services to its customers through a “hub and spoke” network of veterinary hospitals within select local markets. Specifically, the Company through specialty and emergency hospitals (“hubs”) offers a wide range of medical, diagnostic and specialty-medical services and uses the traditional smaller general practices as “spokes” to feed to the “hub” units patients requiring more specialized services that a general practice is equipped to provide.

Corporate Information

The Company was incorporated in Delaware on June 10, 2005 as a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination one or more domestic or international operating businesses in the healthcare industry.

On January 4, 2008, the Company closed the Merger transaction described above, pursuant to which a wholly-owned subsidiary of the Company merged with and into XLNT. XLNT was organized as a Delaware corporation on March 10, 2004.

The Company’s principal offices are located at 215 Centerview Drive, Suite 360, Brentwood, TN  37027 and its telephone number at that location is (615) 369-1914.

Business Strategy

The Company’s business strategy is to:

•	recruit and retain top veterinary professionals;

•	provide high quality veterinary care to its customers;

•	pursue acquisitions of additional veterinary hospitals, with a focus on continuing to develop “hub and spoke” networks that will improve customer service;

•	increase veterinary hospital visits through advertising, market positioning, consumer education, wellness programs and branding;

•
increase veterinary hospital margins through same-store revenue growth and cost savings realized through consolidated purchasing arrangements for high volume items such as food and medical supplies and generally lower costs through economies of scale;

•
increase veterinary hospital productivity through professional development and training, integration of performance data collection systems, application of productivity standards to previously under-managed operations and removal of administrative burdens from veterinary professionals; and

•	capture valuation arbitrage differentials between individual practice value and larger consolidated enterprise value.

Customers

The Company’s customers consist almost entirely of individual pet owners. For the years ended December 31, 2007 and 2006, no customer accounted for more than 5% of the Company’s net revenue.

Industry and Competition

The Industry

The U.S. veterinary market is a large and growing industry sector. Pet ownership, share of household income spent on pets and general awareness of the value of effective veterinary care due to advances in science, medicine and technology are all on the rise. There are over 60,000 veterinarians in the U.S. and 22,000 veterinary hospitals who are members of the American Veterinary Medical Association, or AVMA (AVMA Sourcebook 2002). The American Pet Products Manufacturers Association, Inc., or APPMA, estimates that spending on pets in the U.S. reached $41.2 billion in 2007. Veterinary medical services accounted for $10.1 billion in 2007 compared to $7.2 billion in 2003, medications and over the counter supplies represented $9.8 billion in 2007 compared to $8.1 billion in 2003, pet food represented $16.2 billion in 2007 compared to $13.3 billion spent in 2003, and ancillary services such as grooming and boarding reached $3.0 billion in 2007 compared to $2.6 billion in 2003.  The APPMA estimates that $43.4 billion will be spent on pets in the U.S. in 2008.

Within the Company’s initial target market of California, the State of California Veterinary Medical Board lists 12,577 licensed veterinarians (State of California Department of Consumer Affairs, 2005).

According to the APPMA, the ownership of pets is widespread and growing, with over 69 million U.S. households, representing approximately 63% of U.S. households, owning at least one pet, including companion and other animals, including about 74.8 million dogs and 88.3 million cats. Specifically, 43 million households owned at least one dog and 38 million households owned at least one cat.

The growth of the veterinary care industry is primarily being driven by:

•	an increased emphasis on pet health and wellness;

•
continued technological and medical developments which are migrating from human healthcare to veterinary medicine, driving new and previously unconsidered diagnostic tests, procedures and treatments; and

•	favorable demographic trends supporting a growing pet population.

While it is growing, the U.S. veterinary services market remains highly fragmented and comprised principally of smaller independent practices. We estimate that the three largest companies in the industry, VCA Antech, Inc., Banfield, the Pet Hospital® and National Veterinary Associates (NVA) represent less than 5% of companion animal veterinary hospitals in the U.S. According to the AVMA, there are approximately 22,000 veterinary hospitals/clinics in the U.S. and these three companies combined currently own or operate about 1,100 hospitals.

Most Doctors of Veterinary Medicine (DVMs or veterinarians) are highly educated, and we believe are attracted to the industry because they care for the welfare of animals. As a result, often they spend their careers developing individual or small practices that have few liquidity options. The small economic scale of these practices often make it difficult to afford and adopt state-of-the-art technologies, and medical and diagnostic equipment. We believe veterinarians are gravitating toward larger, multi-doctor animal hospitals that provide state-of-the-art facilities, treatments, methods and pharmaceuticals to enhance the services they can provide their clients. In addition, we believe the fragmented animal hospital industry is consolidating due to:

•	the purchasing, marketing and administrative cost advantages that can be realized by large, multiple location, multi-doctor veterinary providers;

•
the cost of financing equipment purchases and upgrading technology necessary for a successful practice and the associated ability of a large provider to obtain the necessary financing on more competitive terms;

•	the desire of veterinarians to minimize the percentage of their time spent dealing with administrative functions and to focus instead on practicing veterinary medicine;

•
the desire of some owners of animal hospitals to obtain liquidity by selling all or a portion of their investment in the animal hospital (which we believe will increase as more owners of animal hospitals approach retirement); and

•	the appeal to many veterinarians of the benefits and flexible work schedule that is not typically available to a sole practitioner or single-site provider.

The veterinary care industry also has other notable characteristics, including:

•
Extensive veterinarian training requirements represent significant competitive barriers to entry. Although the number of pets and pet services is growing rapidly, the number of veterinarians and available hospitals is limited, with the potential for increasing the number of veterinarians constrained by the extensive training requirements for veterinarians.

•
Highly fragmented industry service sector. Although the pet care market is large and growing, no single entity accounts for more than 5% of the hospital industry. The market consists mainly of independent private practices consisting of sole practitioners or small groups of veterinarians. Most practices do not offer a broad range of products and services. Many veterinarians spend a significant portion of their time handling the administrative burden of running a small business, versus seeing customers.  The Company believes that these small animal hospitals tend to be profitable in spite of the inefficiencies associated with a small operating scale and limited marketing clout and that these factors make veterinary hospitals an attractive consolidation opportunity.

•
Attractive industry payor and pricing characteristics. The animal health care services industry does not experience the problems of extended payment collection cycles or pricing pressures from third-party payors faced by human health care providers. Fees for animal hospital services are due, and typically paid for, at the time of the service via cash or credit card. Pet care services are predominantly provided on a cash-pay basis. Thus, (unlike human healthcare) there are (i) few accounts receivable to finance, (ii) no government payors, and (iii) no managed care contracting. Also, because of expanding options for care services coupled with the growing awareness of pet health and wellness and pet owner sentiments to their pets, veterinarians typically enjoy the ability to pass through pricing increases to their customers.

•
Opportunity to increase hospital productivity through an integrated management information system. By deploying integrated management information systems that monitor each veterinarian and hospital on products and services delivered, productivity and prices, veterinary hospitals are able to identify opportunities and areas for growth and to monitor veterinarians and target individuals who may benefit from additional training in specific treatment disciplines.

•	Limited medical malpractice liabilities. Unlike human healthcare, veterinarians have limited corresponding medical malpractice liabilities.

•
Veterinary care’s recession resistant revenue characteristics. Although the practice of veterinary medicine is subject to seasonal fluctuations based on weather and holiday seasons, the Company believes that veterinary care revenues have been recession resistant in the past and veterinary hospitals have one of the lowest failure rates of any business.

Competition

The market for veterinary care services to companion animals is highly competitive, particularly in urban environments, and evolving in the manner in which services are delivered and providers are selected. The Company believes that the primary factors influencing a customer’s selection of an animal hospital are convenient location and hours, quality of care and reasonableness of fees. The Company’s primary competitors are individual practitioners or small, regional multi-clinic practices. In addition, the Company experiences competition from some national and large regional companies in the pet care industry, such as our three largest competitors mentioned above, as well as operators of pet super-stores that are developing networks of animal hospitals in markets that include our animal hospitals.

Companion Animals

As the U.S. population has gravitated from rural to urban environments, and the extended family with all its opportunities for close relationships has been replaced by the nuclear family, the single family, or no family at all, we believe the pet has assumed a more important role in maintaining good mental health and well being in society. According to the American Animal Hospital Association’s (AAHA) 2004 Pet Owner Survey, 94% of pet owners surveyed said they take their pets for regular veterinary checkups to ensure their pets’ quality of life.

Favorable demographic trends should continue to fuel the growth in demand for pet care services in the foreseeable future. The leading edge of the “baby boom” generation has already entered middle age and their ranks will swell by 46% in this decade. This middle-aged demographic, age 35 to 69, own more pets, have more income and account for nearly two-thirds of all pet care expenditures.

Acquisition Program

Currently, the Company operates in the California market. The Company may acquire additional veterinary hospitals in the California market. The Company has begun researching other markets that it believes may have attractive acquisition targets, and recently relocated its corporate headquarters to Tennessee to be better positioned for growth outside the California market. The consideration paid in the Company’s acquisitions may consist of cash, common stock, warrants and/or debentures, including convertible debentures.

The Company targets veterinary hospitals for acquisition that are profitable or which it believes will be profitable when integrated into the Company’s operations. The Company  believes that hospitals are typically run by veterinarians who focus on running the business on a tax efficient basis rather than focusing on generating maximum profitability. The Company works to build incremental value through programs designed to drive incremental new revenues and benefit from economies of scale, proactive marketing, centralized management, management information systems, “brand name” identification, and by broadening the scope of services and products offered at its hospitals.

Employees

As of December 31, 2007, XLNT had 624 full-time employees, including 132 veterinarians, 297 technical staff and 22 corporate staff. The Company has not entered into any collective bargaining agreements with its employees and believes that relations with its employees are good. The Company believes that its future success will depend in part upon the continued service of its key employees and on its continued ability to hire and retain qualified personnel.

Risk Factors

The statements in this section describe the major risks to the Company’s business and should be considered carefully. In addition, these statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

The Company’s disclosure and analysis in this Form 8-K contain some forward-looking statements that set forth anticipated results based on management’s plans and assumptions. From time to time, the Company also provides forward-looking statements in other materials it releases to the public, as well as oral forward-looking statements. Such statements give the Company’s current expectations or forecasts of future events; they do not relate strictly to historical or current facts. The Company has tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target”, “forecast” and similar expressions in connection with any discussion of future operating or financial performance or business plans or prospects. In particular, these include statements relating to future actions, business plans and prospects, future performance or results of current and anticipated services, sales efforts, expenses, interest rates, the outcome of contingencies, such as legal proceedings, and financial results.

The Company cannot guarantee that any forward-looking statement will be realized, although the Company believes  that it has been prudent in its plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. Investors should this in mind as they consider forward-looking statements.

The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in its 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission. Also note that the Company provides the following cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to its business. These are factors that, individually or in the aggregate, the Company thinks could cause its actual results to differ materially from expected and historical results. The Company notes these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. Investors should understand that it is not possible to predict or identify all such factors. Consequently, investors should not consider the following to be a complete discussion of all potential risks or uncertainties.

Risks Related to the Company’s Business

The Company has a limited operating history, has a history of losses and may incur losses in the foreseeable future.

The Company does not have a significant operating history upon which potential investors may assess future performance. The Company acquired its first two veterinary hospitals in September 2004 and acquired additional veterinary hospitals throughout 2005, 2006 and 2007. The Company has incurred losses to date. The Company is currently developing its operational infrastructure and faces additional risks similar to those of other businesses with limited operating history. The Company’s prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business. Operating results may also vary depending on a number of factors, many of which are outside the Company’s control, including:

•	changes in the Company’s pricing policies or those of its competitors;

•	the hiring and retention of key personnel;

•	fluctuation in costs related to acquisitions of businesses;

•	wage and cost pressures;

•	availability of facilities that are suitable for acquisition;

•	viability of the hub and spoke model;

•	hiring and retention of veterinarians;

•	increased competition and pricing pressure;

•	seasonal and general economic factors, including a recession or economic slowdown; and

•	level of personal discretionary spending.

The Company has substantial indebtedness which requires a significant amount of cash to service. The Company may not be able to generate or raise sufficient cash to meet its debt service obligations, and these obligations will reduce the amount of cash available to operate and expand its business.

The Company has, and will continue to have, a substantial amount of debt, including as a result of financing its acquisitions. Its substantial amount of debt requires it to dedicate a significant portion of its cash flow from operations to pay down its indebtedness and related interest, thereby reducing the funds available to use for working capital, capital expenditures, acquisitions and general corporate purposes.

At December 31, 2007, the Company’s debt consisted of $34.4 million, of which $11.3 million is convertible into the Company’s common stock.

The Company’s ability to make payments on its debt, pay its expenses and fund acquisitions will depend upon its ability to generate cash in the future. Insufficient cash flow could place the Company at risk of default under its debt agreements which could result in the acceleration of the maturity of the Company’s debt obligations and could prevent the Company from paying fixed costs or expanding its business as planned. The Company’s ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The Company’s business may not generate sufficient cash flow from operations, the Company’s strategy to increase operating efficiencies may not be realized and future borrowings may not be available to it in an amount sufficient to enable the Company to service its debt or to fund its other liquidity needs. In order to meet the Company’s debt obligations, the Company may need to refinance all or a portion of its debt. The Company may not be able to refinance any of its debt on commercially reasonable terms or at all.

The Company’s failure to satisfy covenants in its debt instruments will cause a default under those instruments.

In addition to imposing restrictions on the Company’s business and operations, its debt instruments include a number of covenants relating to financial ratios and tests.  The Company’s ability to comply with these covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions.  The breach of any of these covenants would result in a default under these instruments.  An event of default would permit the Company’s lenders and other debtholders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest.  Moreover, these lenders and other debtholders would have the options to terminate any obligation to make further extensions of credit under these instruments.  If the Company is unable the repay debt to its senior lenders, these lenders and debtholders could proceed against its assets.

Incurring substantial amounts of debt could adversely affect the Company’s financial condition.

Leverage.  The Company may utilize a leveraged capital structure to, among other things, fund its acquisition program, and the Company has issued promissory notes and other forms of debt in connection with past acquisitions and may likely do so in the future, including the possibility of issuing mezzanine debt. As a result, the Company is and in the future may be subject to the risks normally associated with debt financing, including, (i) the risk that cash flow from operations will be insufficient to meet required payments of principal and interest, (ii) the risk that existing debt (which will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancings will not be as favorable to the Company, and (iii) the risk that necessary capital expenditures will not be able to be financed on favorable terms or at all.

Risk of Rising Interest Rates.  The Company may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. By its very nature, a variable interest rate will move up or down based on changes in the economy and other factors, all of which are beyond the control of the Company. Accordingly, there can be no assurance that such rates will not rise significantly and, consequently, that the Company would be required to pay more interest than is anticipated. A significant increase in market interest rates could jeopardize the Company’s ability to pay required debt service on loans and could possibly result in a default under the loan and/or foreclosure.

Covenants.  Various credit facilities or other debt obligations may require the Company to comply with a number of financial and other covenants on an ongoing basis. Failure to comply with such covenants may limit the Company’s ability to borrow funds or may cause a default under such indebtedness which could constitute a default under the Company’s other debt obligations.

Limitations on Debt.  The Company’s current Certificate of Incorporation does not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Company could become highly leveraged, resulting in an increase in debt service that could increase the risk of default on the Company’s indebtedness.

The Company’s debt instruments may adversely affect its ability to run its business.

The Company’s substantial amount of debt, as well as the guarantees of its subsidiaries and the security interests in its assets and those of its subsidiaries, could impair its ability to operate its business effectively and may limit its ability to take advantage of business opportunities. For example, its credit agreements contain certain restrictions that:

•	limit its ability to borrow additional funds or to obtain other financing in the future for working capital, capital expenditures, acquisitions, investments and general corporate purposes;

•	limit its ability to dispose of its assets, create liens on its assets or to extend credit;

•	make the Company more vulnerable to economic downturns and reduce its flexibility in responding to changing business and economic conditions;

•	limit its flexibility in planning for, or reacting to, changes in its business or industry;

•	place it at a competitive disadvantage to its competitors with less debt; and

•	restrict its ability to pay dividends, repurchase or redeem its capital stock or debt, or merge or consolidate with another entity.

The terms of the Company’s credit agreements allow it, under specified conditions, to incur further indebtedness, which would heighten the foregoing risks. If compliance with its debt obligations materially hinders its ability to operate its business and adapt to changing industry conditions, the Company may lose market share, its revenue may decline and its operating results may suffer.

The Company may be unable to effectively execute its growth strategy which could cause its margins and profitability to decline. Even if the Company is able to effectively execute its growth strategy, the growth of the business may put a strain on the business, and the Company may not achieve desired economies of scale.

The success of the Company depends in part on its ability to build on its position as a leading animal healthcare services company through selective acquisitions of established animal hospitals and internal growth initiatives. If the Company cannot implement or effectively execute this strategy, its results of operations will be adversely affected. The Company intends, as part of its growth strategies, to acquire additional veterinary hospitals.  The Company may not be able to attract or compete successfully for prospective acquisition candidates or achieve sufficient “cluster” hospitals in any market it may target in order to achieve targeted efficiencies. In addition, acquisitions may take longer than anticipated or may not be cost effective.

Results of operations may be materially adversely affected if the Company is unable to manage its growth effectively, which may increase costs of operations and hinder the Company’s ability to execute its business strategy. The Company’s internal revenue growth from new services and pet pharmaceuticals as well as its expected cost savings may not develop as anticipated, and reduction in its expected rate of internal growth may cause the Company’s revenue and margins to decrease from management’s expectations. Expected growth may place a significant strain on management and operational systems and resources. If the Company’s business grows as expected, the Company will need to improve and enhance its overall financial and managerial controls, reporting systems and procedures, and expand, train and manage its workforce. The Company will also need to increase the capacity of current systems to meet additional demands.

Even if the Company effectively implements its growth strategy, it may not achieve the presently anticipated internal growth and the growth may be below the Company’s historical rates. Any reductions in the rate of the Company’s internal growth may cause its revenues and margins to decrease. Investors should not assume that the Company’s historical growth rates and margins are reliable indicators of results in future periods.

The Company’s business strategy includes growth through acquisitions, which involve special risks that could increase expenses, and divert the time and attention of management.  Difficulties integrating new acquisitions may impose substantial costs and disrupt the Company’s business, which could adversely affect the Company’s  financial condition, results of operations, cash flows and prospects.

As part of its business strategy, the Company has in the past acquired veterinary hospitals and expects to acquire other veterinary hospitals.  During 2007, the Company acquired six veterinary hospitals. In 2006, the Company acquired fourteen veterinary hospitals. In 2005, the Company acquired four veterinary hospitals.   The Company expects to continue to acquire animal hospitals. Acquisitions involve a number of special risks and challenges, including:

•	diversion of management’s attention from the Company’s existing business;

•
integration of acquired veterinary hospitals and employees into the Company’s existing business, including coordination of geographically dispersed operations, which can take longer and be more complex than initially expected;

•	dependence on retention, hiring and training of key personnel, including specialists;

•	loss or termination of employees, including costs associated with the termination of those employees;

•	dilution of then-current stockholders’ percentage ownership;

•	dilution of earnings if synergies with the acquired veterinary hospitals are not achieved;

•	inability to generate sufficient revenue and profitability to offset acquisition or investment costs;

•	assumption of liabilities of the acquired businesses, including costly litigation related to alleged liabilities of the acquired businesses; and

•	risk of impairment charges related to potential write-down of acquired assets in future acquisitions.

Acquisitions of veterinary hospitals are inherently risky and create many challenges. Future acquisitions may not achieve the desired objectives. If the Company fails to properly evaluate and execute acquisitions or investments, its financial condition, results of operations, cash flows and prospects may be seriously harmed.

The Company may be unsuccessful in the integration of the acquired businesses that are new to its operations. The process of integration may require a disproportionate amount of the time and attention of management, which may distract management’s attention from its day-to-day duties.  During these periods, there may be less attention directed to marketing efforts or staffing issues, which could affect the Company’s revenue and expenses. In addition, any interruption or deterioration in service resulting from an acquisition may result in a customer’s decision to stop using the Company. Any difficulties in the integration process could result in increased expense, loss of customers and a decline in profitability or an increase in exiting losses. The Company has experienced delays and increased costs in integrating acquired businesses. The Company also could experience delays in converting the systems of acquired businesses into its systems, which could result in increased staff and payroll expense as well as delays in reporting its results, both for a particular region and on a consolidated basis. Further, the legal and business environment prevalent in new territories and with respect to new businesses may pose risks that the Company does not anticipate and could adversely impact its ability to integrate newly acquired operations. For all of these reasons, the Company’s historical success in integrating acquired businesses is not a reliable indicator of its ability to do so in the future. If it is not successful in timely and cost-effectively integrating future acquisitions, it could adversely affect the Company’s financial condition, results of operations, cash flows and prospects.

The termination or failure to renew a lease or sublease for a veterinary hospital facility would require the Company to relocate its hospital to a different facility and make substantial capital expenditures, which could disrupt the Company’s business and adversely impact the Company’s results of operations, cash flows and financial condition.

The majority of the Company’s veterinary hospital facilities are leased or subleased. Certain of these leases or subleases are on a month-to-month basis or do not include a renewal option. The Company may be unable to renew these leases or subleases upon termination or expiration on terms acceptable to the Company or at all. Higher lease costs could adversely impact the Company’s results of operations, cash flows and financial condition. Failure by a lessor or sublessor to renew an existing lease or sublease could require the Company to relocate to a different facility which could disrupt the Company’s business and require the Company to make significant capital expenditures for leasehold improvements which could adversely impact the Company’s results of operations, cash flows and financial condition.

Loss of key personnel could adversely affect our business.

The results of operations of the Company will depend, in part, on its ability to attract and retain highly qualified directors, executive officers, veterinarians and other employees. The Company may not be able to continue to attract and retain highly qualified persons for such positions, which could have a material adverse effect on the Company.

Demand for certain products and services may decline, which could have a material adverse effect on the Company’s financial condition, results of operations, cash flows and prospects.

The frequency of customer visits to the Company’s animal hospitals may decline. The Company believes that the frequency of visits is impacted by several trends in the industry. Pet-related products, including medication prescriptions, traditionally sold at animal hospitals, have become more widely available in retail stores and other channels of distribution, including the Internet. Client visits may also be negatively impacted as a result of preventative care and better pet nutrition. Demand for vaccinations will be impacted in the future as protocols for vaccinations change. Some professionals in the industry have recommended that vaccinations be given less frequently. The Company’s veterinarians establish their own vaccine protocols. Some of the Company’s veterinarians have changed their protocols and others may change their protocols in light of recent and/or future literature. If demand for retail products, vaccinations or for the Company’s services generally decline, the frequency of visits may decline which may result in a reduction in revenue, which could have a material adverse effect on the Company’s financial condition, results of operations, cash flows and prospects.

Due to the fixed cost nature of the Company’s business, fluctuations in the Company’s revenue could adversely affect its operating income.

A substantial portion of the Company’s expenses, particularly rent and personnel costs, are fixed costs and are based in part on expectations of revenue. The Company may be unable to reduce spending in a timely manner to compensate for any significant fluctuations in the Company’s revenue. Accordingly, shortfalls in revenue may adversely affect the Company’s operating income.

Significant competition in the companion animal healthcare services industry could cause the Company to reduce prices, increase operating costs and/or lose market share.

The companion animal healthcare services industry is highly competitive. To compete successfully, the Company may be required to reduce prices, increase its operating costs or take other measures that could have an adverse effect on its financial condition, results of operations, margins and cash flow. If the Company is unable to compete successfully, the Company may lose market share.

The Company’s primary competitors for its animal hospitals in most markets are individual practitioners, operators of national pet care chains, or small, regional, multi-clinic practices. Also, regional pet care companies and some national companies, including operators of super-stores, are developing multi-regional networks of animal hospitals in markets in which the Company operates. If a competing animal hospital opens in proximity to one of the Company’s hospitals, the Company could expand its facility, retain additional qualified personnel, increase its marketing efforts or take other actions designed to retain and expand its client base. As a result, the Company’s revenue may decline and its costs may increase.

The carrying value of the Company’s goodwill could be subject to impairment write-down, which would have a material adverse effect on the Company’s results of operations and shareholders’ equity.

At December 31, 2007, the Company’s consolidated balance sheet reflected $49.9 million of goodwill, which was a substantial portion of its total assets of $69.9 million at that date. The Company expects that the aggregate amount of goodwill on its consolidated balance sheet will increase as a result of future acquisitions. The Company evaluates whether events or circumstances have occurred that suggest that the fair market value of its reporting unit is below its carrying values. The determination that the fair market value of its reporting unit is less than its carrying value may indicate an impairment and result in a write-down of the goodwill for that reporting unit. The impairment write-down would be reflected as an expense and could have a material adverse effect on the Company’s shareholders’ equity and results of operations during the period in which the Company recognizes such expense. At December 31, 2007, the Company concluded that the fair value of one of its hospitals did not exceed its carrying value and accordingly, as of that date, its goodwill was impaired.  For additional information, see Note 3 to XLNT’s historical consolidated financial statements included in this Form 8-K/A. In the future the Company may incur additional impairment charges related to the goodwill already recorded or arising out of future acquisitions.

Shortages of skilled veterinarians may cause the Company to experience hiring difficulties which could result in a disruption of its business.

As the pet population continues to grow, the need for skilled veterinarians continues to increase. If the Company is unable to retain an adequate number of skilled veterinarians, the Company may lose customers, its revenue may decline and the Company may need to sell or close animal hospitals. At December 31, 2007, there were 28 veterinary schools in the country accredited by the American Veterinary Medical Association. These schools graduate approximately 2,100 veterinarians per year. There is a shortage of skilled veterinarians in some regional markets in which the Company operates animal hospitals. During shortages in these regions, the Company may be unable to hire enough qualified veterinarians to adequately staff its animal hospitals, in which event the Company may lose market share and its revenues and profitability may decline.

An economic downturn could materially adversely affect the Company’s business.

The Company’s business may be materially adversely affected by negative trends in the general economy that reduce consumer spending. The Company’s business depends on the ability and willingness of animal owners to pay for its services. This dependence could make the Company more vulnerable to any reduction in consumer confidence or disposable income as compared to companies in other industries that are less reliant on consumer spending, such as the human health care industry, in which a large portion of payments are made by insurance programs.

Currently existing or newly enacted laws and regulations could restrict the Company’s business or result in significant costs and expenses. Any failure to comply with these laws and regulations could have a material adverse effect on the Company’s financial condition, results of operations, cash flows and prospects.

The Company may expand its operations into states which have laws and regulations that prohibit business corporations from providing, or holding themselves out as providers of, veterinary-medical care. In those states, the Company will be unable to provide veterinary services or own veterinary practices. However, the Company may seek alternative structures for operating in those states, including by providing management and other administrative services to veterinary practices located in these states. Although the Company will seek to structure its operations to comply with veterinary medicine laws of each state in which it operates, given the varying and uncertain interpretations of these laws, it may not be in compliance with restrictions on the corporate practice of veterinary medicine in all states. A determination that the Company is in violation of applicable restrictions on the practice of veterinary medicine in any state in which it operates could have a material adverse effect on its operations, particularly if it is unable to restructure its operations to comply with the requirements of that state.

In addition, most states impose various registration requirements on veterinarians and veterinary hospitals. To fulfill these requirements, the Company is required to register each of its facilities with appropriate governmental agencies and, where required, appoint a licensed veterinarian to act on behalf of each facility. All veterinarians practicing in its clinics are required to maintain valid state licenses to practice. Any failure to comply with these laws and regulations could have a material adverse effect on the Company’s operations.

Currently, the law of most states considers pets property, and therefore damages for pet injuries generally are limited to the economic loss to the owner. However, certain states have passed legislation allowing pet owners to sue for non-economic damages, such as pain and suffering, and other states may pass such legislation in the future. In addition, courts could potentially award non-economic damages to pet owners even in the absence of specific legislation. Any expansion of the rights of pet owners to sue for non-economic damages in the states in which the Company operates could lead to damage awards against the Company and its veterinarians for pet injury or death and to an increase in the cost of malpractice insurance.

The possible wide spread implementation of pet insurance could adversely affect the Company’s business, operating results and prospects.

The possible wide spread implementation of pet insurance and the Company’s operation under such insurance could impose additional fees and costs upon the Company and reduce the revenue from services and related items. If the Company does not accept such insurance or chooses not to participate in pet insurance programs, it could place it at a competitive disadvantage. Acceptance of pet insurance could result in a reduction in fees or the possible imposition of caps for services. The involvement of insurance companies could also increase various administrative requirements related to the submission and processing of claims resulting in a delay in payments or disputes regarding the terms and amounts of available coverage.

A decrease in the frequency of animal vaccinations could adversely affect the Company’s business, operating results and prospects.

In the summer of 2003, the Centers for Disease Control and Prevention updated a publication on animal vaccinations, which called for less frequent canine revaccinations. The study concluded that some vaccinations remain effective for periods of three to five years, suggesting that veterinarians should decrease the frequency of vaccinations. A decrease in the frequency of revaccinations and the related revenue could adversely affect the Company’s results of operations.

The Company faces increasing competition, including from better-established companies that have significantly greater resources, which places pressure on its pricing and which could prevent the Company from increasing revenue or maintaining profitability.

The market for the Company’s products is intensely competitive and is likely to become even more so in the future. Many of the Company’s potential competitors have substantial competitive advantages, such as:

•	greater name recognition and larger marketing budgets and resources;

•	established marketing relationships and access to larger customer bases; and

•	substantially greater financial, technical and other resources.

As a result, they may be able to respond more quickly and effectively than the Company can to new or changing opportunities or customer requirements. For all of the foregoing reasons, the Company may not be able to compete successfully against the its current and future competitors, and its results of operations could be adversely affected.

The Company is subject to local market risks as a result of the geographic concentration of its operations.

The Company’s operations currently are concentrated in the California market. This concentration makes the Company’s business subject to the health of California’s economy, as well as actual or threatened natural disasters (such as earthquakes and fires) which may disrupt the operations of the Company’s veterinarian hospitals, all of which may adversely impact the Company’s financial condition, results of operations, cash flows and prospects.

The Company’s growth could strain its personnel and infrastructure resources, and if it is unable to implement appropriate controls and procedures to manage its growth, the Company may not be able to successfully implement its business plan.

The Company has experienced rapid growth through acquisitions, which has placed, and will continue to place, a significant strain on its management, administrative, operational and financial infrastructure. The Company’s future success will depend in part upon the ability of its senior management to manage growth effectively. This will require the Company to hire and train additional personnel to manage its expanding operations. In addition, the Company will be required to continue to improve its operational, financial and management controls and its reporting systems and procedures. If the Company fails to successfully manage its growth, it will be unable to execute its business plan.

The Company’s management and auditors have identified material weaknesses and a significant deficiency in XLNT’s  internal controls that, if not properly remediated, could result in material misstatements in the financial statements of the Company and the inability of management to provide its report on the effectiveness of the Company’s  internal controls as required by the Sarbanes-Oxley Act of 2002, either of which could cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the Company furnished a report by its management on its internal control over financial reporting with respect to Echo in  its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.  Because the Merger was completed in January 2008, this management report did not cover the operations of XLNT for the fiscal year ended December 31, 2007.

Because XLNT was a private company as of December 31, 2007, XLNT was not currently required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), and was therefore not required to make an assessment of the effectiveness of its internal control over financial reporting for the fiscal year ended December 31, 2007. Further, its independent registered public accounting firm has not been engaged to express, nor has it expressed, an opinion on the effectiveness of XLNT’s internal control over financial reporting. However, in connection with the audit of XLNT’s consolidated financial statements for the years ended December 31, 2007 and 2006, XLNT’s independent registered public accounting firm informed XLNT that it had identified material weaknesses in XLNT’s internal control over financial reporting.  As defined by the SEC, a material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the registrant’s annual or interim financial statements will not be prevented or detected on a timely basis.  As defined by the SEC, a significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe that a material weakness, yet important enough to merit attention by those responsible for oversight of the registrant’s financial reporting.

XLNT’s management and independent registered public accounting firm considered the following significant deficiencies to be material weaknesses:

•	XLNT lacks formal processes to assess and implement internal controls through XLNT’s organization;

•	There is not a proper segregation of duties and responsibilities among the accounting and finance staff to prevent the concealment of errors or irregularities;

•	There is a lack of an organized and formal financial statement closing process; and

•	XLNT has not regularly conducted a periodic analysis of account balances.

XLNT’s management and independent registered public accounting firm also identified XLNT’s lack of a formal accounting procedures manual as a significant deficiency.

The process of designing and implementing effective internal controls and procedures is a continuous effort that will require the Company to anticipate and react to changes in its business and the economic and regulatory environments.  In addition, the process is very expensive and time-consuming, and requires significant management attention. The measures taken by XLNT and by the Company may not remediate the material weakness noted by XLNT’s management and independent public accounting firm. The Company may not implement and maintain adequate controls over financial processes and reporting in the future. In addition, additional material weaknesses or significant deficiencies in the Company’s internal controls may be discovered in the future.

If management is not able to timely remedy the material weakness that have been identified, or are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, management may not be able to assess whether the Company’s internal controls over financial reporting are effective, which may subject the Company to adverse regulatory consequences and could result in a negative reaction in the financial markets due to a loss of confidence in the reliability of the Company’s financial statements. In addition, if effective controls and procedures are not developed and maintained, the Company may be unable to provide the required financial information in a timely and reliable manner or otherwise comply with the standards applicable to a public company. Any failure to timely provide the required financial information could materially and adversely impact our financial condition and the market value of our securities.

If the Company is sued by third parties for alleged negligence, the cost to litigate or settle such litigation could be material and the Company may not be successful in any such suit.

The veterinary healthcare industry is characterized by frequent litigation based on allegations of negligence. Any such claims, with or without merit, could be time-consuming and expensive to litigate or settle, and could divert management attention from executing its business plan. The Company may not be successful in any such suit.

Risks Related to the Company’s Common Stock

The Company may not be able to qualify for, or might fail to maintain, a listing for its Common Stock on a stock exchange making it more difficult for stockholders to dispose of or to obtain accurate quotations as to the value of their  common stock in the Company.

The Company’s Common Stock, units and warrants are presently quoted on the OTC Bulletin Board. The Company’s application for listing of its Common Stock, units and warrants on The NASDAQ Stock Market (“Nasdaq”) is pending. The Company's board of directors is not presently comprised of a majority of independent directors within the requirements of the Nasdaq Marketplace Rules. The Company is exploring alternatives to meet such requirements. If the Company fails to qualify for or maintain a listing on Nasdaq, its equity securities would likely continue to be quoted on the OTC Bulletin Board. As a result, there may be no or only a limited public market for the Company’s equity securities and you would likely find it more difficult to dispose of or to obtain accurate quotations as to the market value of your equity securities of the Company.

The Company’s stock is a penny stock. Trading of the Company’s stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

The Company’s stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The Company’s equity securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade the Company’s securities. The Company believes that the penny stock rules discourage investor interest in, and limit the marketability of, its equity securities.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority ("FINRA") has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy the Company’s equity securities, which may limit your ability to buy and sell the Company’s equity securities.

The market prices of the Company’s securities are likely to be highly volatile and subject to wide fluctuations.

The market price of the Company’s Common Stock, units and warrants could be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond the Company’s control, including changes in government regulations and changes in general economic conditions.

In addition, the market prices of the Company’s securities could be subject to wide fluctuations in response to a number of additional factors, including:

•	announcements of new products or services by its competitors;

•	demand for its services;

•	changes in the pricing policies of its competitors; and

•	changes in government regulations.

The amount of stock held by executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

        As of March 15, 2008, executive officers, directors and affiliates of the Company owned approximately 52% of the Company’s voting stock. In addition, certain of these stockholders are parties to a Board Voting Agreement pursuant to which they have each agreed for three years following the consummation of the merger to vote shares beneficially owned by them for the election to the Company’s board of directors of (a) Robert Wallace, for so long as Mr. Wallace is serving as the chief executive officer of the Company or owns two percent or more of its fully diluted shares, (b) four designees named by the Stockholders’ Representatives pursuant to the Merger Agreement (five in the event Mr. Wallace is no longer serving as a director), one of whom shall be the designee of Galen Partners IV LP or its affiliates who shall serve as non-executive Vice Chairman of the Company’s Board of Directors, and (c) four designees named by Echo’s initial stockholders, one of whom shall include Gene Burleson (who shall serve as the non-executive chairman of the Company’s Board of Directors).

These stockholders can have a substantial influence on all matters requiring approval by stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in control or discouraging a potential acquirer from attempting to obtain control of the Company, which in turn could have a material adverse effect on the market price of the Common Stock or prevent stockholders from realizing a premium over the market price for their shares of Common Stock.

If the Company’s  existing stockholders exercise their registration rights, it may have an adverse effect on the market price of the Company’s Common Stock.

Certain stockholders are parties to an Amended and Restated Registration Rights Agreement which entitles them to require the Company to register the resale of their shares of common stock under certain circumstances.  See Item 2.01 above.  If the Company’s existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional approximately ten million shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of the Company’s common stock.

The exercise of the Company’s outstanding convertible securities will result in a dilution of  the Company’s current stockholders' voting power and an increase in the number of shares eligible for future resale in the public market which may negatively impact the market price of the Company’s shares.

The Company had outstanding warrants to purchase an aggregate of 7,481,133 shares of Common Stock as of March 15, 2008, including 458,331 warrants issued in a private placement to certain founding stockholders of Echo concurrently with the initial public offering of Echo. These warrants will be exercised only if the $6.00 per-share exercise price is below the market price of the Company’s Common Stock. To the extent they are exercised, additional shares of the Company’s Common Stock will be issued, which will result in dilution to the Company’s stockholders and will increase the number of shares eligible for resale in the public market. Morgan Joseph & Co. Inc. also holds an option to purchase up to 312,500 units of the Company identical to the units sold in Echo’s initial public offering at $10.00 per unit.  In addition, the issuance of up to 1,349,294 shares of the Company’s Common Stock upon exercise of outstanding warrants originally issued by XLNT and up to 530,259 shares issuable upon conversion of convertible debentures originally issued by XLNT, as well as stock options and other awards pursuant to the Company’s incentive plans, will further dilute the Company’s existing stockholders’ voting interest.  In addition to the dilutive effects described above, the conversion or exercise of those securities would lead to a potential increase in the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Company’s shares.

Risks Related to the Merger and our Prior Status as a Special Purpose Acquisition Company

If third parties bring claims against the Company or if XLNT has breached any of its representations, warranties or covenants set forth in the Merger Agreement, the Company may not be adequately indemnified for any losses arising therefrom.

Although the Merger Agreement provides that the stockholders of XLNT will indemnify the Company for losses arising from a breach of the representations, warranties and covenants by XLNT set forth in the Merger Agreement, such indemnification is limited both in the aggregate and is  subject to a deductible and other limitations. In addition, the survival period for any claims under the Merger Agreement is limited to claims arising before the earlier of the date that is (i) 90 calendar days following the receipt by the Company of the final results of the audit of the Echo’s consolidated operations for the year ended December 31, 2007 and (ii) the 18 month anniversary of the Effective Time.  Accordingly, the Company will be prevented from seeking indemnification for any claims above the aggregate threshold or arising after the applicable survival period.

If the Merger's benefits do not meet the expectations of financial or industry analysts, the market price of the Company's Common Stock may decline.

The market price of the Company's Common Stock may decline as a result of the Merger if:

•	the Company does not achieve the perceived benefits of the Merger as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the Merger on the Company's financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of a decreasing stock price and the Company may not be able to raise future capital, if necessary, in the equity markets.

Registration Statement Relating to the Warrants

Under the terms of the warrant agreement relating to the Company’s outstanding redeemable warrants issued in connection with Echo’s initial public offering (the “Public Warrants”), the Public Warrants became exercisable to purchase one share of Common Stock at a price of $6.00 per share, subject to adjustment, upon the completion of the Merger and will expire on March 17, 2010. However, Echo's final prospectus relating to its initial public offering indicated (i) that no Public Warrant would be exercisable unless at the time of exercise a prospectus relating to the Common Stock issuable upon exercise of the Public Warrant is current and the Common Stock has been registered under the Securities Act of 1933 or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Public Warrant and (ii) that the Public Warrants may be deprived of any value and the market for the Public Warrants may be limited if the prospectus relating to the Common Stock issuable upon the exercise of the Public Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holder of the Public Warrant resides. The warrant agreement was subsequently amended to clarify that the registered holders do not have the right to receive a net cash settlement in the event the Company does not maintain a current prospectus relating to the Common Stock issuable upon exercise of the Public Warrants at the time such Public Warrants are exercisable. Although the Company intends to file with the SEC a post-effective amendment to the registration statement previously filed by Echo in connection with Echo’s initial public offering and covering the sale of the shares issuable upon exercise of the Public Warrants in order to make such registration statement current, no such post-effective amendment has been filed. Accordingly, the Public Warrants may not be exercised currently and will not be exercisable until the post-effective amendment is filed by the Company and declared effective by the SEC. Public Warrants may not be exercised by, or securities issued to, any holder in any state in which such exercise would be unlawful.

Financial Information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF XLNT

                The following discussion of the financial condition and results of operation of XLNT  for the fiscal years ended December 31, 2007 and 2006 should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this Current Report on Form 8-K, as well as the information under the heading “Risk Factors” in Item 2.01 of this Current Report on Form 8-K.

Overview

We are a provider of primary and specialty veterinary care services to companion animals through a network of fully-owned veterinary hospitals. We currently own and operate twenty-six veterinary hospitals in the state of California.

Our objective is to become a preferred provider of high quality pet care by offering a broad array of pet care services under one brand. We offer a full range of general medical treatment for pets, including (i) preventative care, such as vaccinations, examinations, spaying, and dental care, and (ii) a broad range of specialized diagnostic and medical services, such as x-ray, ultra-sound, internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, and other services.  We also offer for sale pharmaceutical products, pet food and pet supplies.

We are developing  “hub and spoke” systems, whereby we will develop larger, fully equipped veterinary hospitals, providing a wide range of specialty medical, diagnostic and non-medical services at the “hub,” and use traditional smaller general practices as “spokes” to feed patients to the “hub” when the patients require the broader array of more specialized services that a general practice is not equipped to provide.  We also intend to enter into affiliate relationships with veterinary hospitals not owned by us that may become “feeder spokes” for our “hub” units.

Seasonality

The practice of veterinary medicine is subject to seasonal fluctuation. In particular, demand for veterinary services is significantly higher during the warmer months because pets spend a greater amount of time outdoors where they are more likely to be injured and are more susceptible to disease and parasites. In addition, use of veterinary services may be affected by levels of flea infestation, heartworm and ticks, and the number of daylight hours.

Sales Trends

Over the last few years, some pet-related products traditionally sold at animal hospitals have become more widely available in retail stores and other distribution channels, and, as a result, we have fewer customers coming to our animal hospitals solely to purchase those items. In addition, there has been a decline in the number of vaccinations as some recent professional literature and research has suggested that vaccinations can be given to pets less frequently. Our business strategy continues to place a greater emphasis on comprehensive wellness visits and advanced medical procedures, which typically generate higher-priced orders.

Acquisitions

We have achieved revenue growth since our founding in March 2004 primarily through the acquisition of twenty-six veterinary hospitals. Our veterinary hospital same-store revenue growth for the two hospitals that we acquired in 2004 (our predecessor) was approximately 5%, 12% and 16% in 2007 compared to 2006, 2006 compared to 2005 and 2005 compared to 2004, respectively. Our veterinary hospital same-store revenue growth for the four hospitals that we acquired in 2005 was approximately 7% in 2007 compared to 2006.

The following summarizes the total number of veterinary hospitals that we operated at each period end:

December 31, 2004	2
December 31, 2005	6
December 31, 2006	20
December 31, 2007	26

The total number of our full time employees has increased from 156 at December 31, 2005, to 302 at December 31, 2006 (excluding the employees of 4 hospitals acquired after the close of business on December 31, 2006), to 624 at December 31, 2007, which includes 132 veterinarians at December 31, 2007.

Our results of operations were and will be affected by expenses associated with the merger with Echo. For example, certain outstanding stock options vested and became exercisable upon completion of the merger. We will record compensation expense associated with the merger in the period in which the merger was completed. We estimate an additional $565,000 of stock compensation expense to be recorded in connection with the acceleration of the vesting of stock options upon the completion of the merger in the first quarter of 2008.

Overview of Our Financial Results

Net revenue and net loss per share are key measurements of our financial results. For the year 2007, net revenue was $62.5 million, an increase of 258% over 2006. The net loss for the year 2007 was $16.4 million, an increase of 780% over 2006 net loss. Basic and diluted net loss per share was $(3.07) for the year ended December 31, 2007 and was $(2.66) more than the basic and diluted net loss per share for the year ended December 31, 2006.

The revenue increase in 2007 from 2006 was primarily due to the acquisition of fourteen veterinary hospitals during 2006 and six in the first quarter of 2007. The increase in net loss and loss per share was primarily a result of expenses associated with the merger with Echo, expenses and increased interest expense associated with various financing transactions, and the increased expenses associated with developing corporate staff. Additionally, the Company recorded an impairment of goodwill and long-lived assets of $3.7 million relating to one of its animal hospitals.  See Impairment of Goodwill and other Intangible Assets in the Critical Accounting Policies and Estimates below.  We incurred $4.3 million of costs to outside accounting and audit firms in 2007, related to the audits of twenty one hospital acquisitions as part of the merger. Our corporate wages and related expenses, including expenses related to temporary employees and consultants, increased $3.7 million in 2007 compared to 2006 due primarily to the increased number of temporary employees and consultants working in the accounting department. Interest expense increased by $2.9 million in 2007 compared to 2006 due to the increase in seller debt incurred in connection with the hospital acquisitions as well as the additional $16.0 million of term debt put in place in 2007.

For the year ended December 31, 2006, net revenue was $17.4 million, an increase of 270% over 2005. Revenues increased primarily due to the purchase of fourteen hospitals in 2006. Basic and diluted net loss per share was $(0.41) for the year ended December 31, 2006, a decrease from a net loss per share of $(0.42) for the year ended December 31, 2005. The net loss for the year ended December 31, 2006 was $1.9 million, an increase from 2005 of 43%, primarily as a result of expenses associated with the proposed merger with Echo and the increased expenses associated with developing corporate staff and expanding the animal hospital administrative operations to support the increased acquisitions. We incurred $1.1 million of costs to outside accounting and audit firms in 2006, primarily in the fourth quarter of 2006, related to the audits of twenty one hospital acquisitions and our company as part of the merger. We incurred $0.3 million of legal expenses in 2006 related to corporate issues as compared to $0.0 million in 2005. Our corporate wage related expenses, including expenses related to temporary employees and consultants, increased $0.5 million in the year ended December 31, 2006 from the comparable period in 2005.

For fiscal 2005, net revenue was $4.7 million. The net loss for the year ended December 31, 2005 was $1.3 million. Basic and diluted net loss per share was $(0.42) for the year ended December 31, 2005, a decrease from a net loss per share of $(0.16) for the period from our inception through December 31, 2004. Revenues increased primarily due to the purchase of four hospitals in 2005 and operating the hospitals acquired on September 30, 2004 for an entire year. The net loss for the year ended December 31, 2005 increased by $1.0 million over the prior year primarily as a result of increased expenses associated with developing corporate staff and stock based compensation. These two items increased by $0.9 million in 2005.

Cash used in operations for 2007 was $2.5 million compared to cash provided by operations during 2006 of $0.9 million.  The use of cash from operating activities in 2007 was due primarily to an increase in corporate SG&A attributable to professional expenses associated with the merger with Echo and the increased expenses associated with developing the corporate staff.  Cash used in investing activities during 2007 was principally for the acquisition of six veterinary hospitals made during the first quarter of 2007. Cash was provided from financing activities principally by the issuance of $13.6 million of preferred stock and $14.9 million of debt financing with preferred stock warrants.

Cash used by operations for 2006 was $0.9 million compared to cash used during 2005 of $0.7 million. The use of cash from operating activities in 2006 was due primarily to the increase in corporate SG&A attributable to professional expenses associated with the merger with Echo, and in the increased expenses associated with developing the corporate staff. The principal use of our cash for investing activities was for the acquisition of fourteen veterinary hospitals during the year. Cash was provided from financing activities principally by the issuance of $17.3 million of preferred stock.

We had a working capital deficit of $10.1 million at December 31, 2007 as compared to working capital deficit of $2.7 million at December 31, 2006. The December 31, 2007 working capital was negatively impacted because we increased our accounts payable and accrued liabilities significantly in anticipation of the completion of the Merger with Echo.

Critical Accounting Policies and Estimates

Several accounting policies that are critical to our financial position and results in operations require significant judgments and estimates on the part of management.  For a summary of our accounting policies, including the accounting policies discussed below, see Note 2 to XLNT’s historical consolidated financial statements included in this Form 8-K/A. These critical accounting policies and estimates include:

▪      valuation of goodwill and other intangible assets;

▪      accounting for stock options; and

▪      accounting for income taxes.

Valuation of Goodwill and other Intangible Assets

Goodwill

Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to identifiable assets acquired and liabilities assumed.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, we have determined that we have one reporting unit, Animal Hospitals, and we estimate annually, or sooner if circumstances indicate an impairment may exist, the fair market value of our reporting unit and compare its estimated fair market value against its net book value to determine if our goodwill is impaired.

Other Intangible Assets

In addition to goodwill, we acquire other identifiable intangible assets in our acquisitions, including but not limited to covenants-not-to-compete, client lists, lease related assets and customer relationships.  We value these identifiable intangible assets at estimated fair value.  We use independent valuation experts to advise and assist us in determining what identifiable assets we have acquired in an acquisition as well as how to estimate the fair value of those assets.  Our estimated fair values are based on generally accepted valuation techniques such as market comparables, discounted cash flow techniques or replacement costs.  These valuation methods involve the use of significant assumptions such as the timing and amount of future cash flows, risks, appropriate discount rates, and the useful lives of intangible assets.

Subsequent to acquisition, we test our identifiable intangible assets for impairment as part of a broader test for impairment of long-lived assets under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  The recognition and measurement of an impairment loss under SFAS No. 144 also involves a two-step process:

First we identify potential impairment by estimating the aggregate projected undiscounted future cash flows associated with an asset or asset pool and compare that amount with the carrying value of those assets.  If the aggregate projected cash flow is greater than our carrying amount, there is no impairment and the second step is not needed.

When we test for impairment, the cash flows that are used contain our best estimates, which include appropriate and customary assumptions.

If we identify a potential impairment in the first step, we are then required to write the assets down to fair value with a corresponding charge to earnings.  If the fair value is greater than carrying value, there is no adjustment.  We may be required to make significant estimates in determining the fair value of some of our assets.

Impairment of Goodwill and Other Intangible Assets

During the fourth quarter of 2007, we recorded a goodwill impairment of $2.9 million and an impairment of $0.8 million of certain long-lived assets at one of our animal hospitals, South Bay Veterinary Specialists, Inc (“South Bay”). The factors that caused us to record the impairments were the loss of key veterinarians coupled with increasing competition in the area of that hospital; both substantially driving down the existing customer base.  Management feels that these negative factors will have a permanent affect on the hospital’s future sales and cash flows; and therefore, the overall valuation of the hospital.

Accounting for Stock Options

Prior to January 1, 2006, we accounted for our share-based payments under the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. Under that method, when options are granted with a strike price equal to or greater than fair market value on date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent modification to the options. Accordingly, we recognized no share-based compensation expense in periods prior to January 1, 2006.

Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”), which requires us to measure the cost of share-based payments granted to our employees and directors, including stock options, based on the grant-date fair value and to recognize the cost over the requisite service period, which is typically the vesting period. We adopted SFAS No. 123R using the modified prospective transition method, which requires us to recognize compensation expense for share-based payments granted or modified on or after January 1, 2006. Additionally, we are required to recognize compensation expense for the fair value of unvested share-based awards at January 1, 2006 over the remaining requisite service period. Operating results from prior periods have not been restated.

Accounting for Income Taxes

We are required to estimate our federal income taxes as well as income taxes in each state in which we operate. This process requires that management estimate the current tax exposure as well as assess temporary differences between the accounting and tax treatment of assets and liabilities, including items such as accruals and allowances not currently deductible for tax purposes. The income tax effects of the differences identified are classified as current or long-term deferred tax assets and liabilities in our consolidated balance sheets. Management’s judgments, assumptions and estimates relative to the current provision for income taxes takes into account current tax laws, its interpretation of current tax laws and possible outcomes of current and future audits conducted by domestic tax authorities. Changes in tax laws or management’s interpretation of tax laws, including the provisions of the American Jobs Creation Act of 2004, and the resolution of current and future tax audits could significantly impact the amounts provided for income taxes in our balance sheet and results of operations. We must also assess the likelihood that deferred tax assets will be realized from future taxable income and, based on this assessment, establish a valuation allowance if required. As of December 31, 2007, management determined the valuation allowance to be approximately $7.7 million based upon uncertainties related to our ability to recover certain deferred tax assets. These deferred tax assets are primarily related to net operating losses and may be subject to significant annual limitation under certain provisions of the Internal Revenue Code. Management’s determination of valuation allowance is based upon a number of assumptions, judgments and estimates, including forecasted earnings, future taxable income and the relative proportions of revenue and income before taxes in the various jurisdictions in which we operate. Future results may vary from these estimates, and at this time, it can not be determined if we will need to establish an additional valuation allowance and if so, whether it would have a material impact on our financial statements.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 focuses on creating consistency and comparability in fair value measurements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  We are currently evaluating the impact SFAS No. 157 could have on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pensions and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106 and 132(R),”  SFAS No. 158 requires balance sheet recognition of the funded status of pension and postretirement benefit plans.  Under SFAS No. 158, actuarial gains and losses, prior service costs or credits, and any remaining transition assets or obligations that have not been recognized under previous accounting standards must be recognized as a component of shareholders equity (in accumulated other comprehensive income, net of tax effects) until they are amortized as a component of net periodic benefit expense.  Additionally, the measurement date (the date at which plan assets and the benefit obligation are measured) is required to be the Company’s fiscal year end.  We do not believe there will be any impact related to SFAS No. 158 to our consolidated financial statements as we do not currently have any defined benefit plans.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115,” (SFS 159).  SFAS 159 permits entities to choose to measure many financial instruments and certain other assets and liabilities at fair value on an instrument -by-instrument basis (the fair value option).  SFAS 159 becomes effective January 1, 2008.  We are currently evaluating the impact SFAS No. 159 could have on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” (SFAS 160).  SFAS 160 amends Accounting Research Bulletin 51, “Consolidated Financial Statements to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  This standard defines a noncontrolling interest, sometimes called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent.  SFAS 160 requires, among other items, that a noncontrolling interest be included in the consolidated statement of financial position within equity separate from the parent’s equity; consolidated net income to be reported at amounts inclusive of both the parent’s and noncontrolling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all on the consolidated statement of income; and if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value.  SFAS 160 becomes effective for the Company on January 1, 2009.  We are currently evaluating the impact SFAS No. 160 could have on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (SFAS 141(R)).  SFAS 141(R) replaces SFAS No. 141, “Business Combinations,” (SFAS 141) and retains the fundamental requirements in SFAS 141, including that the purchase method be used for all business combinations and for an acquirer to be identified for each business combination.  This standard defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control instead of the date that the consideration is transferred.  SFAS 141(R) requires an acquirer in a business combination, including business combinations achieved in states (step acquisition), to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquire at the acquisition date, measured at their fair values of that date, with limited exceptions.  It also requires the recognition of assets acquired and liabilities assumed arising from certain contractual contingencies as of the acquisition date, measured at their acquisition-date fair values.  SFAS 141(R) becomes effective for the Company for any business combination with an acquisition date on or after January 1, 2009.  We are currently evaluating the impact SFAS 141(R) could have on our consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”).  SAB 108 was issued to provide interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement.  The provisions of SAB 108 are effective for fiscal years ending after November 15, 2006.  The adoption of SAB 108 did not have an impact on our consolidated financial statements.

Results of Our Operations

Fiscal year 2007 compared to fiscal year 2006

Revenue

	For The Years Ended December 31,
	2007	2006	% Change
	(In millions, except percentages)
Revenue	$62.5	$17.4	258%

Revenues increased $45.1 million, or 258%, during 2007 as compared to 2006. The revenue increase was primarily due to the revenues associated with the twenty veterinary hospitals acquired subsequent to January 1, 2006 as summarized below:

	Comparative Analysis
	2007	2006	% Change
	(In millions, except percentages)
Same-store revenue (1)	$12.1	$11.3	7%
Net acquired revenue (2)	50.4	6.1	726%
Total	$62.5	$17.4	259%

(1)	Same-store revenue were calculated using animal hospital operating results for the six animal hospitals that we owned for the full 12 months from the beginning of each applicable period.

(2)
Net acquired revenue represents the revenue from those twenty animal hospitals acquired on or after the beginning of the comparable period, which was January 1, 2006. Fluctuations in net acquired revenue occur due to the volume, size and timing of acquisitions during the periods from this date through the end of the applicable period.

Same-store revenue growth resulted from both increased visits and pricing. Prices are reviewed periodically throughout the year for each hospital and adjustments are made based on market considerations, demographics and our costs.

Direct Costs

	For The Years Ended December 31,
	2007	2006	% Change
	(In millions, except percentages)
Total direct costs	$59.1	$15.5	281%
Margin as a percentage of total net revenue	5.5%	11.1%

Direct costs increased $43.6 million, or 281%, in 2007 as compared to 2006. The increase in direct costs was primarily due to the costs associated with the twenty veterinary hospitals acquired since January 1, 2006.

Same-store direct costs increased primarily due to higher payroll costs and depreciation and amortization expense.

Selling, General and Administrative

	For The Years Ended December 31,
	2007	2006	% Change
	(In millions, except percentages)
Selling, general and administrative	$16.4	$3.4	388%
As a percentage of total net revenue	26.1%	19.5%

SG&A increased by $13.0 million or 388% for 2007 compared to 2006, resulting primarily from increases in accounting staff and costs of audits as well as to the Company’s recorded charge for impairment of goodwill and certain long-lived assets in the amount of $3.7 million. We expanded our corporate executive, administrative and accounting staff as a result of the acquisitions that occurred during the past year. The increase in the accounting staff, to a large part, was done through the use of temporary workers and consultants who resulted in a higher cost than if it had been done through permanent staff. In total, the increase in the corporate salaries, including benefits and the cost of consultants and temporary workers, was $3.7 million over the comparable period in 2006.  See Critical Accounting Policies and Estimates above for more discussion on the impairment of goodwill and indefinite-lived assets,

Professional expenses associated with the audits of twenty-one of our veterinary hospital for periods of up to three years prior to our acquisition, the cost of the audits of our consolidated results for 2004, 2005 and 2006 and the quarterly reviews of the 2007 consolidated results accounted for the $3.2 million of the $13.0 million increase in SG&A over the comparable period in 2006.

Interest income

	For The Years Ended December 31,
	2007	2006	% Change
	(In millions, except percentages)
Interest income	$0.1	$0.5	(77.6)%
As a percentage of total net revenue	0.2%	2.9%

Interest income in 2007 was $0.1 million compared to $0.5 million in 2006, resulting from lower cash balances on hand at banking institutions.

Interest Expense

	For The Years Ended December 31,
	2007	2006	% Change
	(In millions, except percentages)
Interest expense	$3.8	$1.0	305%
As a percentage of total net revenue	6.1%	5.4%

Interest expense increased by $2.8 million in 2007 compared to 2006, primarily attributable to $1.3 million in interest expense on the $16.0 million of debt that we issued in 2007. In addition, our acquisition of the fifteen veterinary hospitals acquired subsequent to October 1, 2006 was financed, in part, by $13.8 million of seller term and convertible debt, which had related interest expense of $0.8 million in 2007.

Comparison of Years Ended December 31, 2006 and 2005

Revenue

	For The Years Ended December 31,
	2006	2005	% Change
	(In millions, except percentages)
Revenue	$17.4	$4.7	270%

Net revenues increased $12.7 million, or 270%, during the twelve months ended December 31, 2006 as compared to the comparable period in the prior year. The revenue increase was primarily attributable to the revenues associated with the eighteen hospitals acquired subsequent to December 31, 2004 as summarized below:

	2006 Comparative Analysis
	(In millions, except percentages)
	2006	2005	% Change
Same-store revenue (1)	$3.3	$3.0	10%
Net acquired revenue (2)	14.1	1.7	729%
Total	$17.4	$4.7	270%

(1)	Same-store revenue were calculated using animal hospital operating results for the two animal hospitals that we owned for the full 12 months from the beginning of the applicable period.

(2)
Net acquired revenue represents the revenue from those eighteen animal hospitals acquired on or after the beginning of the comparable period, which was January 1, 2005. Fluctuations in net acquired revenue occur due to the volume, size and timing of acquisitions during the periods from this date through the end of the applicable period.

Same-store revenue growth resulted from both increased visits and pricing. Prices are reviewed periodically throughout the year for each hospital and adjustments are made based on market considerations, demographics and our costs.

Direct Costs

	For The Year Ended December 31,
	2006	2005	% Change
	(In millions, except percentages)
Total direct costs	$15.5	$3.5	348%
Margin as a percentage of total net revenue	11.1	27.0%

Direct costs increased $12.0 million, or 348%, in 2006 as compared to 2005. The increase was primarily due to the costs associated with the eighteen veterinary hospitals since January 1, 2005. Direct costs included depreciation and amortization expense of $0.5 million and $0.1 million in 2006 and 2005, respectively.

Selling, General and Administrative

	For The Year Ended December 31,
	2006	2005	% Change
	(In millions, except percentages)
Selling, general and administrative	$3.4	$2.3	45%
As a percentage of total net revenue	19.2	48.8%

SG&A increased $1.1 million for the year ended December 31, 2006 compared to 2005. $0.9 million of the increase was attributable to professional costs related to the proposed merger with Echo incurred in the second half of 2006. This included $0.6 million of expenses associated with the audits of certain of our veterinary hospital acquisitions and $0.3 million of legal expenses. We also expanded our corporate staff to handle the increased number of hospitals we were operating.

Interest and Other (Income)/expense, Net

	For The Year Ended December 31,
	2006	2005	% Change
	(In millions, except percentages)
Interest and other (income)/expense, net	$0.4	$0.2	127%
As a percentage of total net revenue	2.4%	3.9%

Interest and other (income)/expense, net include interest expense and interest income. The net increase in 2006 over 2005 is the net result of an increase of $0.7 million in interest expense offset by a $0.5 million increase in interest income. The increase in interest expense is attributable to the $0.1 million of seller term and convertible debt issued in conjunction with the acquisition of the fourteen veterinary hospitals acquired subsequent to December 31, 2005. The increase in interest income was attributable to the interest earned on the additional funds available for investment subsequent to the completion of a convertible preferred stock offering in February 2006 until the time these funds were used to acquire additional hospitals.

Liquidity and Capital Resources

As of December 31, 2007, we had cash and cash equivalents of $2.0 million and a working capital deficit of $10.1 million.

Cash Flows from Operating Activities

Cash used in operating activities was $2.5 million, $0.9 million and $0.7 million for the years ended December 31, 2007, 2006, and 2005respectively. The $2.5 million of net cash used in operating activities for 2007 resulted from the $16.4 million net loss, $0.8 million increase in prepaid expenses and other assets, $0.4 million increase in inventory, and $0.3 million increase in taxes payable which were substantially offset by $5.5 million increase in accounts payable, $1.8 million of non-cash expenses for depreciation and amortization, a non-cash charge of $3.7 million related to impairment of goodwill and certain long-lived assets, and $2.5 million increase in accrued payroll and other expenses. Cash used in operating activities in year 2006 resulted primarily from noncash charges of depreciation and amortization of $0.5 million and increases in accrued liabilities and accounts payable of $0.6 million and $0.2 million, respectively and, partially offset by a net loss of $1.9 million. The $0.7 million of cash used in operating activities for 2005 was attributable to the $1.3 million net loss, $0.2 million increase in prepaid and other, and $0.1 million increase in inventory which were substantially offset by $0.5 million increase in accrued payroll and other expenses, $0.3 million of share based compensation, $0.1 million of non-cash expenses for depreciation and amortization, and $0.1 million increase in income taxes payable.

Cash Flows from Investing Activities

Cash used in investing activities consists primarily of purchases of veterinary hospitals, property and equipment and purchases of technology. Cash used in investing activities for 2007 was attributable to the acquisition of six veterinary hospitals for $16.8 million, payments of $3.9 million related to prior year acquisitions and the purchases of $5.0 million of property and equipment including practice management systems at twenty-two of our hospitals.  Offsetting this cash used in investing activities was the proceeds of $1.2 million from the sale of a certain building during the year.

Cash used in investing activities for 2006 included $13.3 million for the purchases of fourteen veterinary hospitals and $1.7 million for the purchase of property and equipment. Cash used in investing activities for 2005 included $4.4 million for the purchases of six veterinary hospitals. Cash used in investing activities for the period from March 10, 2004 through December 31, 2004 included $1.0 million for the purchases of two veterinary hospitals.

Anticipated Acquisition Program

Currently, we operate in the California market. Following the merger with Echo, we may acquire additional veterinary hospitals in the California market as well as other states utilizing the cash available from Echo’s Cash Held in Trust and other sources, if available on acceptable terms. We have begun researching other markets which we believe may have attractive acquisition targets.

We target veterinary hospitals for acquisitions that are profitable or which we believe will be profitable when integrated into our operations. We work to build incremental value through programs designed to drive incremental new revenues and benefit from economies of scale, proactive marketing, centralized management, management information systems, “brand name” identification, and by broadening the scope of services and products offered at our hospitals. Typically, we target “spoke” acquisition candidates with annual revenues in excess of $1.0 million and “hub” acquisition candidates with annual revenues in excess of $4.0 million.

The consideration paid in our acquisitions may consist of cash, seller notes, common stock, warrants and/or debentures, including convertible debentures. The common stock, convertible debentures and/or the warrants (and any shares of common stock underlying such debentures and/or warrants) will only be issued in accordance with applicable federal and state securities laws.

Cash Flows from Financing Activities

Cash provided by financing activities was $25.1 million, $16.0 million, and $8.5 million in 2007, 2006 and 2005, respectively.

Cash provided by financing activities in 2007 principally consisted of the issuance of preferred stock and debt financing. In February 2007, we completed the issuance of 32,434 shares of a Series B convertible preferred stock offering for cash proceeds of $13.6 million, net of issuance costs of $1.5 million. In March 2007, we entered into a term loan of $12.0 million with a financial institution. The loan is secured by all of our assets, including equity interests in our subsidiaries, and is second in priority to seller debt. The loan bears interest at 12% per annum and matures in three years with a one time option at the election to renew for an additional year. In connection with the loan, we issued to the financial institution warrants to purchase 1,800 shares of Series B preferred stock at $0.10 per share. We received proceeds of $11.1 million after costs associated with the debt financing. On June 30, 2007, we entered into a term loan of $3.0 million with the same financial institution. The credit facility is secured by certain real estate owned by our company. The loan bears interest at 12% per annum and matures on March 8, 2010. In connection with the loan, we issued to the financial institution warrants to purchase 450 shares of Series B preferred stock at $0.10 per share. We received proceeds of $2.9 million, after costs associated with the debt financing. Covenants are substantially the same as those on the prior $12.0 million loan.  In November 2007, the Company extended the $3 million loan to $4 million.  In connection with the additional loan amount, the Company issued to the financial institution warrants to purchase 150 shares of Series B Preferred Stock at $0.10 per share.  The Company received proceeds of $952,000, net of costs associated with the loan.  Additionally, in accordance with the deal, an additional 150 shares of Series B Preferred Stock was issued at $0.10 per share as a result of a lack of a merger with Echo consummating prior to or on December 31, 2007.

In addition, sellers of certain veterinary hospitals accepted $10.8 million of debt in connection with such acquisitions, of which $6.4 million is convertible into common stock. We also made $1.8 million of principal payments related to all debt in 2007.

Cash provided by financing activities in 2006 principally consisted of the issuance of preferred stock and debt financing. In the first quarter of 2006, we issued 7,860,834 shares of Series A convertible preferred stock for cash proceeds of $17.3 million, net of issuance costs paid in cash of $1.8 million. Sellers of certain veterinary hospitals also accepted $6.3 million of debt in connection with such acquisitions, of which $1.6 million is convertible into common stock. We also repurchased $0.7 million of preferred stock and common stock warrants in the first quarter of 2006. In 2006, we made $0.7 million of principal payments on notes payable and other long-term obligations.

Cash provided by financing activities in 2005 principally consisted of the issuance of preferred and common stock and debt financing. We issued 2,156,166 shares of Series A convertible preferred stock at $2.10 per share for cash proceeds of $4.5 million, net of issuance costs paid in cash of $0.6 million. We also received $1.6 million from the issuance of common stock. Sellers of certain veterinary hospitals also accepted $2.6 million of debt in connection with such acquisitions, of which $1.8 million is convertible into common stock. We had $2.9 million of borrowings on notes payable and made $0.4 million of principal payments on the notes payable.

Contractual Commitments

We operate many of our veterinary hospitals from premises that are leased under operating leases with terms, including renewal options, ranging from 5 to 30 years. Certain leases include fair-value purchase options that can be exercised at our discretion at various times within the lease terms.

The future minimum lease payments on operating leases at December 31, 2007, including renewal option periods, are as follows (in thousands):

2008	$3,381
2009	2,989
2010	2,974
2011	2,856
2012	2,736
Thereafter	13,256
Total minimum future payments	$28,192

Off-Balance Sheet Arrangements

As of December 31, 2007, we did not have any off-balance sheet arrangements as defined in item 303(a)(4)(ii) of Regulation S-K.

Losses from Operations — Liquidity

At December 31, 2007, our current liabilities exceeded our current assets by approximately $10.1 million and we had a stockholders’ equity of approximately $21.5 million. We expect sufficient cash flows from operations during 2008 to cover our anticipated 2008 veterinary hospital operating expenses. We incurred significant professional costs associated with the merger with Echo in 2006 and 2007 as well as various financing transactions completed in the first quarter of 2007.

On January 4, 2008, we completed a reverse merger with Echo Healthcare Acquisition Corporation.  As a result of this merger, we received $36.6 million.  We believe this new cash infusion from Echo and our existing cash and cash equivalents, together with cash flows from operations, will provide adequate funds for our foreseeable working capital needs, planned capital expenditures and future acquisitions. Our ability to fund our operations, planned capital expenditures and future acquisitions depends on our future operating performance and cash flow, which are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control.

Debt Covenants

Certain of our credit facilities, including the debt obtained in 2007 contain financial covenants pertaining to fixed charge coverage and leverage ratios. In addition, the $16.0 million credit facility has restrictions pertaining to capital expenditures, acquisitions and the payment of cash dividends.

On February 19, 2008, we amended our loan agreements with Fifth Street Mezzanine Partners II, L.P.  The $12.0 and $4.0 million term loans are secured by our inventory, chattel paper, accounts receivable, equipments, general intangibles and matures on March 8, 2010, with a one-time option at the election to renew for an additional year.  The annual interest rate on the term loans changed from 12.0% to 15.0%, beginning March 1, 2008, in exchange for a waiver of our default of the prior financial covenants and ratios for the fiscal quarter ending December 31, 2007 and the elimination of  our compliance with such prior financial covenants and ratios for the fiscal quarter ending March 31, 2008. We are required to satisfy certain post-closing requirements related to the credit agreement, as amended, and any failure to satisfy these post-closing requirements will be an event of default under the credit agreement. Upon execution of the amendments, we paid Fifth Street $120,000 and $36,381 in restructuring fees for these two term loan amendments, respectively.

Our loan agreements with two other lenders, Huntington Capital, L.P. and St. Cloud Capital Partners, L.P., require us to provide quarterly financial statements to these lenders within a specified period after the end of each fiscal quarter. We are currently in good standing with these lenders and are in compliance with all financial covenants.  At the close of the merger with Echo, St. Cloud converted its debt to equity, pursuant to its previous agreement.

Description of Indebtedness

At December 31, 2007, our long term debt consisted of $34.4 million, of which $11.3 million is convertible into our common stock.

Future Contractual Cash Requirements

The following table sets forth as of December 31, 2007 the scheduled principal and other contractual cash obligations due by us for each of the years indicated (in thousands):

	Payment Due by Period
	Total	Less Than 1 Year	1-3 years	3-5 Years	More than 5 Years

Long-term debt, less earn-out notes	$34,192	$1,337	$30,522	$2,333	$0

Capital lease obligations	1,125	566	483	76	—

Operating Leases	28,192	3,381	8,819	2,736	13,256

Earn-out payments	234	161	41	32	—

Total	$63,743	$5,445	$39,865	$5,177	$13,256

Quarterly Results

The following table sets forth selected unaudited quarterly results for the eight quarters commencing January 1, 2006 and ending December 31, 2007 (in thousands, except per share):

	2007 Quarter Ended				2006 Quarter Ended

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31

Revenue	$16,429	$17,696	$17,730	$10,673	6,377	4,656	3,734	2,675

Gross profit	783	1,469	829	359	502	612	470	348

Operating income (loss)	(6,267)	(2,249)	(2,166)	(2,229)	(1,115)	(336)	15	16

Net loss (1)	(7,266)	(3,364)	(3,267)	(2,534)	(1,327)	(399)	(40)	(102)

Basic loss per common share	(1.35)	(0.61)	(0.59)	(0.52)	(0.26)	(0.12)	(0.01)	(0.02)

Diluted loss per common share	(1.35)	(0.61)	(0.59)	(0.52)	(0.26)	(0.12)	(0.01)	(0.02)

(1)
The quarters in 2007 and the quarter ended December 31, 2006 include increases in corporate SG&A primarily attributable to professional costs related to the merger with Echo and increases in interest expense resulting from financings completed to complete the number of acquisitions made.  Additionally, the fourth quarter of 2007 includes a charge for impairment of goodwill and certain long-lived assets.

Although not readily detectable because of the impact of acquisitions, our operations are subject to seasonal fluctuation. In particular, our veterinary hospital revenue historically has been greater in the second and third quarters than in the first and fourth quarters.

The demand for our veterinary services is higher during warmer months because pets spend a greater amount of time outdoors where they are more likely to be injured and are more susceptible to disease and parasites. In addition, use of veterinary services may be affected by levels of infestation of fleas, heartworms and ticks, and the number of daylight hours. Consequently, our operating income and operating margins generally have been higher for the second and third quarters than that experienced in the first and fourth quarters.

Properties

During the fiscal year ended December 31, 2007, the Company’s corporate headquarters, which were leased, consisted of approximately 4,000 square feet located in San Jose, California.  In connection with the Merger, the Company relocated its corporate headquarters to Brentwood, Tennessee. The Company’s current corporate headquarters, which is leased, consists of approximately 8,000 square feet located in Brentwood, Tennessee.  The lease for the Brentwood corporate headquarters commenced on October 2007 and expires on November 30, 2012, with one option to renew for an additional five year period  The Company also owns or leases 26 veterinary care hospitals and one office facility in California. Some of the Company’s leases are month-to-month leases and the Company intends to attempt to convert these into leases with a specified term of at least one year. Upon the expiration of a lease, the Company will assess whether or not to seek to remain in the leased premises or seek an alternative location for the operations conducted at the premises. The Company believes expanding, remodeling or moving certain facilities will be necessary to achieve the scope and quality of services that it hopes to deliver to its customers. See XLNT’s historical consolidated financial statements and Note 14 to XLNT’s historical consolidated financial statements included in this Form 8-K/A for more information regarding the Company’s operating lease obligations.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of the Common Stock as of March 15, 2008 by:

•	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding 23,602,694 shares of common stock;

•	each of the Named Executive Officers (as defined in “Executive Compensation” below) and directors of the Company; and

•	all of the executive officers and directors of the Company as a group.

Name and Address of Beneficial Owner (1)	Number of Shares	Percent of Outstanding Common Stock
Gene E. Burleson (2)	659,804	2.76%
Gregory J. Eisenhauer	0	*
Joel Kanter (3)	254,685	1.08%
Richard Martin (4)	275,220	1.16%
Robert Wallace (5)	1,555,467	6.58%
Zubeen Shroff (6)	4,220,167	17.81%
Steven T. Johnson	38,550	*
Richard Johnston (7)	2,049,821	8.68%
J. David Reed	508,860	2.16%
George Villasana (8)	77,100	*
Camden entities (9)	2,028,039	8.59%
Galen entities (10)	4,190,385	17.71%
Keith Rosenbloom (11)	245,588	*
Michael Hoberg (12)	0	*
Knott entities (13)	2,353,035	9.43%
Wynnefield entities (14)	2,547,903	10.21%
All directors and executive officers as a group (11 individuals) (15)	9,885,262	41.88%

* Less than 1%.

(1) Unless otherwise indicated, the business address of each of the individuals is 215 Centerview Drive, Suite 360, Brentwood, TN  37027.

(2) Includes 285,835 shares of Common Stock issuable upon exercise of warrants and options within 60 days of March 15, 2008.

(3) Includes (i) 33,782 shares of Common Stock issuable to Mr. Kanter upon exercise of warrants and options within 60 days of March 15, 2008 and (ii) 30,427 shares of Common Stock and 15,420 shares of Common Stock issuable upon exercise of warrants within 60 days of March 15, 2008 by Windy City, Inc., a Delaware corporation (“WCI”) over which Mr. Kanter, as WCI’s President, is deemed to have sole investment and voting control and (iii) 57,825 shares of Common Stock owned by Kanter Family Foundation, an Illinois not-for-profit corporation (“KFF”) over which Mr. Kanter, as KFF’s President, is deemed to have sole investment and voting control.

(4) Includes 106,047 shares of Common Stock issuable upon exercise of warrants and options within 60 days of March 15, 2008.

(5) Includes (i) 30,688 shares of Common Stock issuable upon exercise of options within 60 days of March 15, 2008 and (ii) 433,929 shares of Common stock owned by Gateway Advisors, of which Mr. Wallace has a majority interest.

(6)  The business address is 680 Washington Boulevard, 11th Floor, Stamford, Connecticut 06901. Includes 3,819,015 shares of Common Stock and 54,415 shares of common stock issuable upon the exercise of warrants within 60 days of March 15, 2008 owned by Galen Partners IV, L.P., 303,419 shares of Common Stock and 4,561 shares of common stock issuable upon the exercise of warrants within 60 days of March 15, 2008 owned by Galen Partners International IV, L.P., and 5,885 shares of Common Stock and 3,090 shares of common stock issuable upon the exercise of warrants within 60 days of March 15, 2008 owned by Galen Employee Fund IV, L.P. and 29,782 shares of Common Stock issuable to Mr. Shroff upon exercise of options within 60 days of March 15, 2008. Mr. Shroff is a Managing Director of Galen Associates, which serves as investment advisor to Galen Partners IV, L.P., Galen Partners International IV, L.P. and Galen Employee Fund IV, L.P. Claudius IV, L.L.C. serves as general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. The managing members of Claudius IV, LLC are Zubeen Shroff, a director of XLNT, Bruce Wesson, L. John Wilkerson and David Jahns. Wesson Enterprises, Inc., which is controlled by Mr. Wesson, is the general partner of Galen Employee Fund IV, L.P.

(7)  The business address is 500 East Pratt Street, Suite 1200, Baltimore, MD 21202. Includes 1,952,012 shares of Common Stock owned by Camden Partners Strategic Fund III, L.P. and 76,027 shares of Common Stock owned by Camden Partners Strategic Fund III-A, L.P. and 21,782 shares of Common Stock issuable to Mr. Johnston upon exercise of options within 60 days of March 15, 2008. Richard M. Johnston is a managing member of Camden Partners Strategic Manager, LLC, the managing member of Camden Partners Strategic III, LLC, the general partner of the Camden Funds. The other managing members of Camden Partners Strategic Manager, LLC, are David L. Warnock, Richard M. Berkeley, and Donald W. Hughes

(8)  Consists entirely of shares of Common Stock issuable upon exercise of options within 60 days of March 15, 2008.

(9)  The business address is 500 East Pratt Street, Suite 1200, Baltimore, MD 21202. Includes 1,952,012 shares of Common Stock owned by Camden Partners Strategic Fund III, L.P. and 76,027 shares of Common Stock owned by Camden Partners Strategic Fund III-A, L.P. Richard M. Johnston is a managing member of Camden Partners Strategic Manager, LLC, the managing member of Camden Partners Strategic III, LLC, the general partner of the Camden Funds. The other managing members of Camden Partners Strategic Manager, LLC, are David L. Warnock, Richard M. Berkeley, and Donald W. Hughes.

(10)  The business address is 680 Washington Boulevard, 11th Floor, Stamford, Connecticut 06901. Includes 3,819,015 shares of Common Stock and 54,415 shares of common stock issuable upon the exercise of warrants within 60 days of March 15, 2008 owned by Galen Partners IV, L.P., 303,419 shares of Common Stock and 4,561 shares of common stock issuable upon the exercise of warrants within 60 days of March 15, 2008 owned by Galen Partners International IV, L.P., and 5,885 shares of Common Stock and 3,090 shares of common stock issuable upon the exercise of warrants within 60 days of March 15, 2008 owned by Galen Employee Fund IV, L.P. Mr. Shroff is a Managing Director of Galen Associates, which serves as investment advisor to Galen Partners IV, L.P., Galen Partners International IV, L.P. and Galen Employee Fund IV, L.P. Claudius IV, L.L.C. serves as general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. The managing members of Claudius IV, LLC are Zubeen Shroff, a director of XLNT, Bruce Wesson, L. John Wilkerson and David Jahns. Wesson Enterprises, Inc., which is controlled by Mr. Wesson, is the general partner of Galen Employee Fund IV, L.P.

(11)  Includes (i) 80,955 shares of Common Stock which are held in a trust for the benefit of Mr. Rosenbloom, of which Mr. Rosenbloom is also a trustee and (ii) 164,633 shares of Common Stock issuable upon exercise of options or warrants exercisable within 60 days of March 15, 2008.

(12)  Mr. Hoberg ceased to be Chief Financial Officer in August 2007.

(13)  Based on a Schedule13G filed by Mr. Knott on January 16, 2008.  The business address is 485 Underhill Boulevard, Suite 205, Syosset, New York 11791.  Includes 2,353,035 shares of Common Stock owned by David M. Knott, 2,353,035 shares of Common Stock owned by Dorset Management Corporation and 462,026 shares of Common Stock owned by Shoshone Partners, L.P, 733,179 shares of Common Stock owned by Knott Partners, L.P., and 998,586 shares of Common Stock owned by Knott Partners Offshore Master Fund, L.P.  Mr. Knott is the managing member of Knott Partners Management, LLC, a New York limited liability company, that is the sole General Partner of Shoshone Partners, L.P., a Delaware limited partnership (“Shoshone”), Mulsanne Partners, L.P., a Delaware limited partnership (“Mulsanne”) and Knott Partners Offshore Master Fund, L.P., a Cayman Islands Exempted Limited Partnership (“Offshore”) and managing general partner of Knott Partners, L.P., a New Jersey limited partnership (“Knott Partners” and together with Shoshone, Mulsanne and Offshore, the “Partnerships”). Mr. Knott is also the sole shareholder, Director and President of Dorset Management Corporation, which provides investment management services to the Partnerships and a limited number of other foreign and domestic individuals and entities.

(14) Based upon information set forth in a Schedule 13G filed with the SEC on January 14, 2008.  The business address is 450 Seventh Avenue, Suite 509, New York, New York 10123.  Included (i) 661,244 shares of Common Stock owned by Wynnefield Partners Small Cap Value, L.P., (ii) 911,374 shares of Common Stock owned by Wynnefield Partners Small Cap Value, L.P. I, (iii) 975,285 shares of Common Stock owned by Wynnefield Small Cap Value Offshore Fund, Ltd., (v) 1,572,618 shares of Common Stock owned by Wynnefield Capital Management, LLC, (vi)  975,285 shares of common stock onwed by Wynnefield Capital, Inc., (vii) has sole 2,547,903 shares of Common Stock owned by Nelson Obus, but as to which he disclaims beneficial ownership and (viii) 2,547,903 shares of Common Stock onwed by Joshua Landes, but as to which he disclaims beneficial ownership.  Mr. Landes and Mr. Obus are Co-Managing Members of Wynnefield Capital Management, LLC and executive officers of Wynnefield Capital, Inc.  Wynnefield Capital Management, LLC is the general partner of Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P.,  I; and Wynnefield Capital, Inc. is the sole investment manager of Wynnefield Small Cap Value Offshore Fund, Ltd.

(15)  Includes 827,135 shares of Common Stock issuable upon exercise of options or warrants exercisable within 60 days of March 15, 2008

Directors and Executive Officers

The following table contains information as of March 15, 2008 about the current directors and executive officers of the Company.  In connection with the Merger, we entered into a Board Voting Agreement, in January 2008, with certain of our stockholders, pursuant to which such stockholders have agreed that for the three years following the Merger, they will each vote shares beneficially owned by them for the election to the Company’s Board of Directors of (a) Robert Wallace, for so long as Mr. Wallace is serving as the Chief Executive Officer of the Company or owns two percent or more of the Company’s fully diluted shares of common stock, (b) four designees named by the representatives of XLNT designated by the stockholders (five in the event Mr. Wallace is no longer serving as a director), one of whom shall be the designee of Galen Partners IV LP or its affiliates and shall serve as the Company’s non-executive Vice-Chairman and (c) four designees named by Echo’s initial stockholders, one of whom shall include Gene Burleson (who shall serve as the non-executive Chairman of the Company’s Board of Directors).

Name	Age	Position

Gene Burleson	67	Chairman of the Board
Zubeen Shroff	43	Vice Chairman and Director
Richard Johnston	73	Director
Joel Kanter	51	Director
Richard Martin	68	Director
J. David Reed	59	Director
Keith Rosenbloom	39	Director
Robert Wallace	59	Director and Chief Executive Officer
Steven T. Johnson	55	Director and President
Gregory J. Eisenhauer	49	Executive Vice President and Chief Financial Officer
George A. Villasana	40	Executive Vice President, General Counsel and Secretary

GENE E. BURLESON, the Company’s Chairman of the Board, has served as a director of the Company since Echo’s formation in June 2005.  Mr. Burleson served as the Chief Executive Officer of Echo from its formation in June 2005 until the Merger and as Chairman of the board of directors of Mariner Post-Acute Network, Inc., an operator of long-term care facilities, from January 2000 to June 2002. Mr. Burleson also served as Chairman of the board of directors of Alterra Healthcare Corporation, a developer and operator of assisted living facilities, during 2003 and as a member of the board of directors from 1995 to 2003. Mr. Burleson currently serves on the board of directors of: Deckers Outdoor Corporation (Nasdaq:DECK), an outdoor shoe company, where he has served since 1993; Prospect Medical Holdings, Inc. (AMEX:PZZ), a provider of management services to affiliated independent physician associations, where he has served since 2004; SunLink Health Systems, Inc. (AMEX:SSY), an owner and operator of acute care hospitals; and Nesco Industries, Inc. (OTCBB:NESK.OB), a manufacturer of aqueous polymer Hydrogel used for wound care and transdermal drug delivery systems. In addition, Mr. Burleson is involved with several private companies, including BioHorizons Implant Systems, Inc., a provider of dental implants and related products; Med Images, Inc., a provider of integrated documentation services to surgeons and hospitals through multimedia technology; Marina Medical, Inc., a provider of medical billing and accounts receivable management services to hospital based physicians; Footcare Associates, Inc., a provider of therapeutic and diabetic footwear; and David Braun Productions, Inc., a producer of children’s television programming. Mr. Burleson served as Chairman of the board of GranCare (formerly an NYSE listed company) from 1989 to 1997. Additionally, Mr. Burleson served as President and Chief Executive Officer of GranCare from 1990 to 1997. Upon completion of the merger of GranCare’s pharmacy operations with Vitalink Pharmacy Services, Inc. in 1997, he became Chief Executive Officer and a Director of Vitalink Pharmacy Services Inc. (formerly an NYSE listed company). Mr. Burleson resigned as Chief Executive Officer and Director of Vitalink Pharmacy Services, Inc. in 1997. From 1986 to 1989, Mr. Burleson served as President, Chief Operating Officer and a Director of AMI, an owner and operator of acute care hospitals. Based in London from 1981 to 1986, Mr. Burleson served as Managing Director of AMI’s international operations. Mr. Burleson graduated from East Tennessee State University with a Bachelor of Science in accounting and earned an M.B.A. in 1972.

                ZUBEEN SHROFF, the Company’s Vice Chairman, has served as a director of the Company since the Merger in January 2008.  Mr. Shroff served as a director of XLNT from February 2006 until the Merger and served as Chairman of the Board of XLNT from March 8, 2007 until the Merger. Mr. Shroff has been a Managing Director of Galen Partners, a healthcare private equity firm founded in 1990, since 1998. Mr. Shroff joined Galen in 1997 from The Wilkerson Group, where he was a Principal with a client base including pharmaceutical, diagnostics, device and biotech companies, plus a select number of venture capital firms. Prior to joining The Wilkerson Group, Mr. Shroff worked at Schering-Plough France, where he directed the marketing and Phase IV clinical development of the company’s high-growth biotech business. Mr. Shroff received a BA in Biological Sciences from Boston University and an MBA from the Wharton School, University of Pennsylvania. Mr. Shroff is currently serving as a director of the following companies: ONI Medical Systems and Aperio Technologies. Mr. Shroff has previously served as a director of the following companies: Cognia, Inc., Encore Medical Corporation, Essential Group, Inc, Lumenos, Inc. Additionally, he is an Executive Committee Member of Boston University’s Medical School Advisory Board and is a member of the Westchester Medical Center Foundation Board.

RICHARD JOHNSTON has served as a director of the Company since the Merger in January 2008.  Mr. Johnston served as a director of XLNT from February 2006 until the Merger. Mr. Johnston has been a  Managing Member of Camden Partners Holdings, LLC since February 2002. Mr. Johnston has over 40 years of investment experience and is focused primarily on investments in the health care sector. He serves as Chairman of the Boards of Atricure, Inc. (Nasdaq:ARTC), Biomedical Enterprises, Inc., and Picis, Inc., and as a Director of Liposcience, Inc., Lombard Medical Technology PLC (LON AIN: LMT), Medivance, Inc.) and Wedmedx, Inc., all of which are Camden Portfolio companies. Previously, Mr. Johnston was Vice President of Investments and a Director of The Hillman Company, an investment holding company with diversified operations, where he was employed from 1961 to 2000. Beginning in June 1970, he was responsible for deal origination and investor representative relations with numerous private equity financings, including HBO, Medical Care International and Rehab Services among many others in healthcare; Dial Page, Nextel, and Brooks Fiber among many others in telecommunications services together with a variety of other investments in capital goods, financial services, and transportation. Additionally, Mr. Johnston managed marketable securities portfolios for Hillman entities, including small-cap portfolios, and originated and/or monitored limited partnership holdings in numerous private equity funds including Brentwood Associates, Kohlberg Kravis Roberts, Columbia Capital, Technology Crossover and Crosslink. He has been an Advisor to several private equity funds, including Bridge Capital, Health Care Capital Partners and T. Rowe Price Threshold Funds. He was Chairman of the Boards of The Western Pennsylvania Hospital from 1979 to 1999 and The Western Pennsylvania Healthcare System from 1984 to 2000, and was Chairman of the board of West Penn Allegheny Health System upon its founding in 2000. Mr. Johnston earned a Bachelor of Science from Washington and Lee University and an M.B.A. from The Wharton School, University of Pennsylvania.

JOEL KANTER has served as a director of the Company since Echo’s formation in June 2005.  Mr. Kanter served as Echo’s President and Secretary from Echo’s formation in June 2005 until the Merger, has served as President of Windy City, Inc., a privately-held investment firm, since 1986. From 1995 to 1999, Mr. Kanter served as the Chief Executive Officer and President of Walnut Financial Services, Inc., a publicly traded company (formerly listed on Nasdaq). Walnut Financial’s primary business focus was the provision of different forms of financing to small businesses. Walnut Financial accomplished this objective by providing equity financing to start-up and early stage development companies, bridge financing and factoring services to small and medium-sized companies, and by providing later stage institutional financing to more mature enterprises through an institutional fund it ran for the Teachers Retirement System of Illinois. Over the course of its 13 year history, Walnut Financial provided financing to over 300 companies, including many that became well known ventures including Plax Mouthwash (Oral Research Laboratories), Sonicare Toothbrushes (Optiva Corp.), the first manufacturer of Global Positioning System devices (Magellan Corp.), the largest and only nationwide Preferred Provider Organization (First Health), what became the country’s fifth largest nursing home company (GranCare), and the third largest U.S. institutional pharmacy company (Vitalink Pharmacy Services, Inc.). Walnut Financial was acquired by THCG, Inc. in 1999. From 1985 through 1986, Mr. Kanter served as Managing Director of The Investors’ Washington Service, an investment advisory company specializing in providing advice to large institutional clients regarding the impact of federal legislative and regulatory decisions on debt and equity markets. Clients included Amoco Oil, AT&T, Bankers Trust, Chase Manhattan Bank, General Motors and J.C. Penney. Mr. Kanter serves on the board of directors of several public companies including I-Flow Corporation (Nasdaq:IFLO), Magna-Lab, Inc. (OTC Bulletin Board:MAGLA.OB), Modigene Inc., a life sciences company that is developing technology to extend the life of proteins (OTCBB:MODG.OB); Aquamatrix, Inc.. (OTCBB:AQMT.PK), a manufacturer of aqueous polymer Hydrogel used for wound care and transdermal drug delivery systems; Prospect Medical Holdings, Inc. (AMEX:PZZ), a provider of management services to affiliated independent physician associations and WaferGen BioSystems (OTCBB:WGBS.OB), which manufactures and sells systems for gene expression, genotyping and stem cell research for the life sciences pharmaceutical and drug discovery industry. Mr. Kanter served on the board of Encore Medical Corporation (Nasdaq: ENMC) prior to its going-private merger led by Blackstone in November 2006. Mr. Kanter also serves on the board of directors of several private companies; Med Images, Inc., a provider of integrated documentation services to surgeons and hospitals through multimedia technology, where he has served since 1989; MathMastery, Inc., a company that develops homework help products for the educational market; and Prescient Medical, Inc. an early stage company seeking methods to identify and treat vulnerable plaque in cardiology patients. He is the past President of the Board of Trustees of The Langley School in McLean Virginia and a current Trustee at the Georgetown Day School in Washington, D.C. Mr. Kanter graduated from Tulane University in 1978 with a Bachelor of Science in Psychology and a Bachelor of Arts in Political Science.

RICHARD O. MARTIN, PHD, has served as a director of the Company since the Echo’s formation in June 2005.  Dr. Martin served as a director of Echo from its formation in June 2005 until the Merger, retired in 2001 as President of Medtronic Physio-Control Corp. (NYSE:MDT), the successor company to Physio-Control International Corporation, the worldwide leader in external defibrillation, monitoring and noninvasive pacing devices. Dr. Martin became President of Physio-Control International Corporation in 1991 when Physio-Control International Corporation was part of Eli-Lilly (NYSE:LLY). During his tenure at Physio-Control International Corporation, Dr. Martin instituted company-wide quality improvement programs, rebuilt the management team after separation from the company’s pharmaceutical parent, and was instrumental in taking the company public in 1995. In September, 1998, Physio-Control International Corporation merged with Medtronic, Inc. Previously, Dr. Martin was with Sulzermedica, Inc., where he was Vice President of Cardiovascular Business Development. Prior to that, he held several senior executive positions in engineering, marketing and sales with Intermedics, Inc. before being named President and Chief Operating Officer of that company in 1985. Dr. Martin also served as Director, President and Chief Operating Officer of Positron Corporation during 1989 and 1990. Before joining the corporate world, he taught at Christian Brothers College and the University of Tennessee. Dr. Martin served on the board of the Northwest affiliate of the American Heart Association and was its Chairman from 1997 to 1999. He served on the board of the Medical Device Manufacturers Association and was its Chairman from 1996 to 1998. He served as a board member of the Washington Council of AeA (formerly American Electronics Association), the U.S.’s largest trade association representing the high tech industry, from 1991 to 2001 and as AeA’s national chairman during 2000 through 2001. Dr. Martin currently serves on the boards of CardioDynamics International Corporation (Nasdaq:CDIC), a company that develops, manufactures and markets noninvasive impedance cardiography diagnostic and monitoring technologies and electrocardiograph electrode sensors, where he has served since 1997; Inovise Medical, a company that develops and markets advanced electrocardiographic systems, where he has served since 2001; Cardiac Dimensions, an early stage company that develops minimally invasive tools for mitral valve repair, where he has served since 2001; and Prescient Medical, an early stage company developing diagnostic and therapeutic products designed to prevent heart attacks caused by vulnerable plaque. Dr. Martin also served on the board of Encore Medical Corporation prior to its merger with Blackstone in November 2006. Dr. Martin received his BSEE in 1962 from Christian Brothers College; MSEE in 1964 from Notre Dame; and PhD in Electrical Engineering in 1970 from Duke University.

J. DAVID REED has served as a director of the Company since the Merger in January 2008.  Dr. Reed served as a director of XLNT since October 2004 until the Merger and served as Secretary of XLNT from October 2004 until June 2007. Dr. Reed has served as the Director of XLNT’s Hospital Operations for Northern California since October 2004. From 1999 until October 2004, Dr. Reed served as owner and medical director of Lawrence Pet Hospital in Santa Clara, CA , which he opened in 1999. In 1998, Dr. Reed purchased Bascom Animal hospital. From 1992 until 1996, Dr. Reed served as Medical Director of Pets’ Rx, including following VCA Antechs’ purchase of Pets’ Rx in 1996, where he served as liaison between the corporation and practitioners until 1998. In 1980, Dr. Reed became a practice-owner when he took over a multi-doctor practice in Los Gatos, CA, which was purchased by Pets’ Rx in 1992 At the same time, Dr. Reed served as president of the Santa Clara County Veterinary Medical Association from January 1980 until December 1980. Dr. Reed received his Doctor of Veterinary Medicine from the University of Illinois in 1972.

        KEITH ROSENBLOOM has served as a director of the Company since January 10, 2008 and served as a director of XLNT from March 2005 until the merger.  Mr. Rosenbloom has served as the Managing Member of the CARE Capital Group, an investment company focused on investing in hedge funds and creating specialized alternative investment opportunities since September 2003 until the present.  He previously served as Portfolio Manager for both the CARE Fund, Care Market Neutral Fund and the ComVest Absolute Return Fund since their inception in 2002.  He has been an employee and shareholder of Commonwealth Associates, a FINRA member, since 1995.

ROBERT WALLACE has served as the Chief Executive Officer and a director of the Company since the Merger.  Mr. Wallace served as the Chief Executive Officer and a director of XLNT from its inception in 2004 until the Merger and as Chairman of the board of XLNT from 2004 to November 2006. In 1993, Mr. Wallace founded Pets’ Rx and served as its Chairman until it was sold to, among others, Veterinary Centers of America Inc. (now VCA Antech, publicly traded on NASDAQ under symbol: “WOOF”) in 1996. From 2002 to 2004, Mr. Wallace was a paid advisor responsible for strategic planning for Wyse Technology, Inc.

STEVEN T. JOHNSON has served as President and Chief Operating Officer and a director of the Company since the Merger.  Mr. Johnson served as President and Chief Operating Officer and a director of XLNT from July 2007 until the Merger. From 2005 until joining XLNT, Mr. Johnson served as President at Fresenius Medical Care North America, with total operational and financial responsibility for the West Business Unit. Prior thereto, Mr. Johnson served as the Regional Vice President/Vice President of Operations at Renal Care Group from 2002 until 2005. From 1998 until 2002, Mr. Johnson served as Vice President for Renal Disease Management, Inc. and its affiliates. Mr. Johnson graduated with a B.A. in Economics from Kenyon College and earned a MBA from the University of Chicago Graduate School of Business.

        GREGORY J. EISENHAUER, CFA has served as Chief Financial Officer of the Company since the Merger and as Executive Vice President of the Company since March 6, 2008.  Mr. Eisenhauer served as Chief Financial Officer of XLNT from September 2007 until the Merger. From 2006 until joining XLNT, Mr. Eisenhauer served as Chief Financial Officer of the Diagnostic Division of HealthSouth Corporation (NYSE: HLS), one of the nation’s largest healthcare services providers. Prior thereto, from 2003 to 2005, Mr. Eisenhauer served as Executive Vice President and Chief Financial Officer for Proxymed (Nasdaq: PILL), a healthcare information technology company that facilitates the exchange of medical claims and clinical information among doctors, hospitals, medical laboratories, and insurance payers. From 2002 to 2003, Mr. Eisenhauer served as Executive Vice President, Chief Financial Officer and Secretary for U.S. Healthworks, an occupational health clinic company. From 1992 to 2002, Mr. Eisenhauer served in various capacities, including Senior Vice President, Chief Financial Officer and Secretary, at RehabCare Group (NYSE: RHB), a rehabilitation program management and temporary healthcare staffing services provider. Mr. Eisenhauer received his MBA from St. Louis University, a BS in Finance from the University of Missouri and earned the Chartered Financial Analyst designation in 1993.

GEORGE A. VILLASANA has served as the General Counsel and Secretary of the Company since the Merger and as Executive Vice President of the Company since March 6, 2008.  Mr. Villasana served as the General Counsel and Secretary of XLNT from June 2007 until the Merger. Prior to joining XLNT, he served as Senior Corporate Counsel of AutoNation, Inc., the largest automotive retailer in the U.S. (NYSE: AN), from August 2000 until June 2007. Prior thereto, Mr. Villasana was a corporate attorney with Holland & Knight, LLP from 1999 to 2000 and with Shutts & Bowen, LLP from 1997 to 1999. From 1995 to 1997, he served as a staff attorney with the U.S. Securities & Exchange Commission in Washington, D.C. He received a Master of Laws from Georgetown University Law Center, a Juris Doctor from American University, Washington College of Law, a Master of Accounting from Florida International University and a Bachelor of Science in Accounting from The Pennsylvania State University.

Executive Compensation

Summary Compensation Table for Fiscal Year 2007

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)
Robert Wallace	2007	$262,955	$150,000	(3)	--	$7,693	--		--	--		$420,648
Chief Executive Officer	2006	$247,161	--		--	$2,654	$95,000	(4)	--	--		$344,815

Steven T. Johnson	2007	$152,564	$175,000	(6)	--	$16,937	--		--	--		$344,501
President and Chief Operating Officer(5)

Gregory J. Eisenhauer	2007	$60,000	--		--	$8,471	--		--	--		$68,471
Executive Vice President and Chief Financial Officer(7)

George A. Villasana	2007	$109,744	$90,000	(9)	--	$26,609	--		--	--		$226,353
Executive Vice President, General Counsel and Secretary (8)

Michael Hoberg	2007	$128,219	--		--	--	--		--	$66,667	(11)	$194,886
Former Chief Financial Officer (10)

(1)
Represents the fair value of stock options granted in prior periods for which compensation cost was recognized during the year without regard to estimated forfeitures valued in accordance with FAS 123 (R). Please refer to Note 12 contained in the Company’s audited consolidated financial statements for the year ended December 31, 2007 included in this Current Report on Form 8-K.

(2)	The aggregate amount of perquisites and other personal benefits is less than $10,000.

(3)	Reflects a discretionary bonus awarded to Mr. Wallace pursuant to his employment agreement with the Company.

(4)	Bonus earned in 2006 was paid in January 2007.

(5)	Mr. Johnson joined the Company in July 2007.

(6)
Of this amount, $50,000 reflects a one-time signing bonus to Mr. Johnson and $125,000 reflects a guaranteed bonus for 2007, both of which were awarded pursuant to the employment agreement between Mr. Johnson and the Company discussed below.

(7)	Mr. Eisenhauer joined the Company in September 2007.

(8)	Mr. Villasana joined the Company in June 2007.

(9)
Reflects a discretionary bonus award to Mr. Villasana pursuant to his employment agreement with the Company, with $69,600 of this award representing his prorated target bonus payment and an additional award of $20,400 in recognition of his performance during 2007 related to certain transition matters including the Merger.

(10)	Mr. Hoberg joined the Company in February 2007 and ceased to be our Chief Financial Officer in August 2007.

(11)	This amount represents severance payments to Mr. Hoberg pursuant to his employment agreement with the Company described below.

Employment Agreements

The Company has entered into employment agreements with Robert Wallace, Steven T. Johnson, Gregory J. Eisenhauer, and George A. Villasana. In addition, the Company had an employment agreement with Michael Hoberg, its former Chief Financial Officer.  Summaries of these employment agreements are set forth below.

    Robert Wallace. In July 2007 XLNT entered into an employment agreement with Mr. Wallace pursuant to which he serves as chief executive officer of XLNT responsible for investor relations, business development and strategic vision.  At the closing of the Merger, become the chief executive officer of the Company and the Company assumed the obligations of the employment agreement with Mr. Wallace.  The term of the agreement is for three (3) years but shall automatically renew for successive one (1) year periods unless terminated by either party with at least thirty (30) days advance written notice. The agreement with Mr. Wallace provides for an annual base salary of $300,000. Under the employment agreement, Mr. Wallace is eligible to receive an annual cash performance bonus in an amount equal to fifty percent (50%) of his annual base salary upon the achievement of certain performance objectives as determined by the board of directors.  Pursuant to the employment agreement, on January 10, 2008, Mr. Wallace was granted an option to purchase 117,559 shares of the Company’s Common Stock, which is equal to one-half percent of the issued and outstanding shares of the Company immediately following the consummation of the Merger. The exercise price of such options was $6.70, which is the “Parent Common Stock Per Share Issue Price” (as defined in the Merger Agreement)  Under the employment agreement, Mr. Wallace will be eligible to receive stock options, restricted stock or other equity incentive grants, subject to the approval of the board of directors. Under the terms of the agreement, if the Company terminates Mr. Wallace’s employment for any reason other than “cause,” or if he terminates his employment with the Company for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equivalent to twelve (12) months of his then in effect Base Salary. The agreement also contains certain confidentiality covenants.

    Steven T. Johnson. In October 2007, XLNT entered into an employment agreement with Mr. Johnson pursuant to which he served as XLNT’s President and Chief Operating Officer.  At the closing of the Merger, Mr. Johnson became the President and Chief Operating Officer of the Company, and the Company assumed the obligations of the employment agreement with Mr. Johnson.  The agreement with Mr. Johnson provides for an annual base salary of $350,000.  Pursuant to the agreement, Mr. Johnson received a one-time signing bonus of $50,000 payable and a guaranteed bonus for 2007 of $125,000. For future years, Mr. Johnson is entitled to earn an annual cash bonus in the amount of fifty percent (50%) of his annual base salary (the “Base Bonus”) upon the achievement of objectives and targets established by the board of directors, with an opportunity to earn up to an additional fifty percent (50%) of his annual base salary based on outstanding performance in relation to such objectives and targets. The objectives and targets for Mr. Johnson will be set no later than ninety (90) days after the beginning of each year. Under the terms of the agreement, Mr. Johnson received an option to purchase 700,000 shares of common stock of XLNT shortly following the execution of the agreement. The option exercise price per share as to 454,545 shares was $4.75, and the option exercise price per share as to 245,455 shares was $2.45 per share. One-third of the option will vest on each of the first three anniversaries of Mr. Johnson’s date of hire, July 9, 2007. Pursuant to the terms of the Merger, this option now represents the right to purchase (i) 350,454 shares of the Company’s Common Stock at an exercise price of $6.16 per share and (ii) 189,245 shares of the Company’s Common Stock at an exercise price of $3.18 per share.

Pursuant to the employment agreement, on January 10, 2008, Mr. Johnson was also granted an additional option to purchase 166,009 shares of the Company’s Common Stock with an exercise price of $6.70, the fair market price per share on the date of grant. These two option grants represent the number of shares of the Company equal to three percent (3%) of the issued and outstanding stock of the Company immediately following the Merger. Under the terms of the agreement, if the Company terminates Mr. Johnson’s employment for any reason other than “cause,” or if he terminates his employment with XLNT for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to the sum of (x) the amount of his annual base salary and (y) an amount equal to his annual Base Bonus, payable over a twelve (12) month period. The agreement provides that if the Company terminates Mr. Johnson’s employment without cause, or if he terminates his employment for good reason, in either case, within twelve (12) months following a “Change in Control” (as defined in the employment agreement) of the Company, the severance described above shall be paid in a single lump sum within sixty (60) days following Mr. Johnson’s termination of employment. To receive the severance, Mr. Johnson must sign a release of claims against the Company. Mr. Johnson will also be entitled to continuation of health benefits for the lesser of two years or his COBRA continuation coverage period. In addition, the stock options described above shall vest pro rata based on the number of months Mr. Johnson has worked since the last vesting date. The agreement also provides that if the Company terminates Mr. Johnson’s employment without cause, or if he terminates his employment for good reason, in either case, within twelve (12) months following a “change in control” (to be defined in the option agreements), the options described above shall immediately fully vest and become exercisable. The agreement also contains certain non-competition and non-solicitation covenants that apply during his employment and for one year after his termination of employment. The agreement also contains a requirement that Mr. Johnson execute a confidentiality agreement.

    Gregory J. Eisenhauer. In October 2007, XLNT entered into an employment agreement with Mr. Eisenhauer pursuant to which he served as XLNT’s Chief Financial Officer. At the closing of the Merger, Mr. Eisenhauer became Chief Financial Officer of the Company, and the Company assumed the obligations of the employment agreement with Mr. Eisenhauer.  The agreement with Mr. Eisenhauer provides for an annual base salary of $240,000. The employment agreement also provides that the Company may pay Mr. Eisenhauer a discretionary bonus for 2007, in an amount determined by the board of directors. For future years, Mr. Eisenhauer is entitled to earn an annual cash bonus in the amount of fifty percent (50%) of his annual base salary (the “Base Bonus”) upon the achievement of objectives and targets established by the board of directors, with an opportunity to earn up to an additional fifty percent (50%) of his annual base salary based on outstanding performance in relation to such objectives and targets. The objectives and targets for Mr. Eisenhauer will be set no later than ninety (90) days after the beginning of each year. Under the terms of the agreement, Mr. Eisenhauer received an option to purchase 350,000 shares of common stock of XLNT shortly following the execution of the agreement. The option exercise price per share as to 227,273 shares was $4.75 per share, and the option exercise price per share as to 122,727 shares was $2.45 per share. One-third of the option will vest on each of the first three anniversaries of Mr. Eisenhauer’s date of hire, September 16, 2007. Pursuant to the terms of the Merger, this option now represents the right to purchase (i) 175,227 shares of the Company’s Common Stock at an exercise price of $6.16 per share and (ii) 94,622 shares of the Company’s Common Stock at an exercise price of $3.18 per share.  Pursuant to the employment agreement, Mr. Eisenhauer was also granted an additional option to purchase 83,005 shares of the Company’s Common Stock with an exercise price of $6.70 per share, which is the fair market price per share as of the date of grant. These two option grants represent the number of shares of the Company equal to one and a half percent (1.5%) of the issued and outstanding stock of the Company immediately following the Merger. Under the terms of the agreement, if the Company terminates Mr. Eisenhauer’s employment for any reason other than “cause,” or if he terminates his employment with the Company for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to the sum of (x) the amount of his annual base salary and (y) an amount equal his annual Base Bonus, payable over a twelve (12)

month period. The agreement provides that if the Company terminates Mr. Eisenhauer’s employment without cause, or if he terminates his employment for good reason, in either case, within twelve (12) months following a “change in control” (as defined in the employment agreement) of the Company, the severance described above shall be paid in a single lump sum within sixty (60) days following Mr. Eisenhauer’s termination of employment. To receive the severance, Mr. Eisenhauer must sign a release of claims against the Company. Mr. Eisenhauer will also be entitled to continuation of health benefits for the lesser of two years or his COBRA continuation coverage period. In addition, the stock options described above shall vest pro rata based on the number of months Mr. Eisenhauer has worked since the last vesting date. The agreement also provides that if the Company terminates Mr. Eisenhauer’s employment without cause, or if he terminates his employment for good reason, in either case, twelve (12) months following a “change in control” (to be defined in the option agreements), the options described above shall immediately fully vest and become exercisable. The agreement also contains certain non-competition and non-solicitation covenants that apply during his employment and for one year after his termination of employment. The agreement also contains a requirement that Mr. Eisenhauer execute a confidentiality agreement.

    George A. Villasana. In June 2007, XLNT entered into an employment agreement with Mr. Villasana pursuant to which he served as XLNT’s General Counsel and Secretary. In October 2007, XLNT entered into an amended and restated agreement to replace Mr. Villasana’s June 2007 employment agreement, pursuant to which he continued to serve as XLNT’s General Counsel and Secretary. At the closing of the Merger, Mr. Villasana became General Counsel of the Company, and the Company assumed the obligations of the employment agreement with Mr. Villasana.  The agreement with Mr. Villasana provides for an annual base salary of $240,000. The employment agreement also provides that the Company may pay Mr. Villasana a discretionary bonus for 2007, in an amount determined by the board of directors. For future years, Mr. Villasana is entitled to earn an annual cash bonus in the amount of fifty percent (50%) of his annual base salary (the “Base Bonus”) upon the achievement of objectives and targets established by the board of directors, with an opportunity to earn up to fifty percent (50%) of his annual base salary based on outstanding performance in relation to such objectives and targets. The objectives and targets for Mr. Villasana will be set no later than ninety (90) days after the beginning of each year. Under the terms of the agreement, Mr. Villasana received an option to purchase 130,000 shares of common stock of XLNT shortly following the execution of the agreement. The option exercise price per share as to 48,182 shares was $4.75 per share, and the option exercise price per share as to 81,818 shares was $2.45 per share. One-third of the option will vest on each of the first three anniversaries of Mr. Villasana’s date of hire, June 12, 2007.  Pursuant to the terms of the Merger, this option now represents the right to purchase (i) 37,148 shares of the Company’s Common Stock at an exercise price of $6.16 per share and (ii) 63,081 shares of the Company’s Common Stock at an exercise price of $3.18 per share.  Pursuant to the employment agreement, Mr. Villasana was also granted an additional option to purchase 57,905 shares of the Company’s Common Stock with an exercise price of $6.70 per share, which is the fair market price per share as of the date of grant.  The option grants were in addition to the option to purchase 100,000 shares of XLNT Mr. Villasana previously received with an exercise price of $4.75 per share, which now represent the right to purchase 77,100 shares of the Company’s Common Stock with an exercise price of $6.16 per share.  These three option grants represent the number of shares of the Company equal to one percent (1%) of the issued and outstanding stock of the Company immediately following the Merger. Under the terms of the agreement, if the Company terminates Mr. Villasana’s employment for any reason other than “cause,” or if he terminates his employment with XLNT for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to the sum of (x) the amount of his annual base salary and (y) an amount equal to his annual Base Bonus, payable over a twelve (12) month period.

The agreement provides that if the Company terminates Mr. Villasana’s employment without cause, or if he terminates his employment for good reason, in either case, within twelve (12) months following a “Change in Control” (as defined in the employment agreement) of the Company, the severance described above shall be paid in a single lump sum within sixty (60) days following Mr. Villasana’s termination of employment. To receive the severance, Mr. Villasana must sign a release of claims against the Company. Mr. Villasana will also be entitled to continuation of health benefits for the lesser of two years or his COBRA continuation coverage period. In addition, the stock options described above shall vest pro rata based on the number of months Mr. Villasana has worked since the last vesting date. The agreement also provides that if the Company terminates Mr. Villasana’s employment without cause, or if he terminates his employment for good reason, in either case, twelve (12) months following a “Change in Control” (to be defined in the option agreements), the options described above (except the option for 100,000 shares he previously received) shall immediately fully vest and become exercisable. The option for 100,000 shares of XLNT he previously received will be governed in accordance with the terms of that option agreement which provides that such option will vest upon consummation of the Merger. The agreement also contains certain non-competition and non-solicitation covenants that apply during his employment and for one year after his termination of employment. The agreement also contains a requirement that Mr. Villasana execute a confidentiality agreement.

    Michael Hoberg. On February 5, 2007, XLNT entered into an employment agreement with Mr. Hoberg pursuant to which he served as XLNT’s Chief Financial Officer (the “Original Hoberg Employment Agreement”).  The term of the Original Hoberg Employment Agreement ended in June 2011, with a four month trial period during which either party had the right to terminate the agreement with or without “cause.”   Upon termination of the agreement during such trial period, the Company was not obligated to pay Mr. Hoberg any further compensation or benefits except as required by law or regulation.  The Company terminated the Original Hoberg Employment Agreement during the four month trial period.  On June 1, 2007, the Company entered into a new employment agreement with Mr Hoberg (the “New Hoberg Employment Agreement”).  Under the New Hoberg Employment Agreement, Mr. Hoberg served as XLNT’s Chief Financial Officer, which duties included those related to the Merger with Echo, until August 29, 2007.  The New Hoberg Employment Agreement provided for a base salary of $16,666 per month, which represented an annualized base salary of $200,000.  Under such agreement, Mr. Hoberg was eligible to receive 33,000 options to purchase the common stock of XLNT at an exercise price of $4.75 per share that would vest upon completion of the Echo initial Form S-4 filing, but Mr. Hoberg did not receive such option grant because the condition that the Echo initial Form S-4 be filed by June 30, 2007 was not met.   Under the terms of the New Hoberg Employment Agreement, Mr. Hoberg was entitled to receive severance of four months of base salary following the completion of the term of the agreement.   Under the New Hoberg Employment Agreement, XLNT had the right to terminate the agreement prior to the end of the ninety day term for “cause,” or without “cause” upon thirty days written notice.  The New Hoberg Employment Agreement also contained certain non-solicitation and confidentiality covenants.   After the completion of the term of the New Hoberg Employment Agreement on August 29, 2007, the agreement terminated and the Company paid Mr. Hoberg a sum of $66,667 in satisfaction of its severance obligations to Mr. Hoberg under such agreement.

Outstanding Equity Awards At 2007 Fiscal Year-End

	Option Awards
(a)	(b)	(c)	(d)	(e)	(f)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) UnExercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date
Robert Wallace	30,288	19,827 (3)	--	$5.71	8/27/2011
Steven T. Johnson	0	350,454 (4)	--	$6.16	11/28/2017
	0	189,245 (4)	--	$3.18	11/28/2017
Gregory J. Eisenhauer	0	175,227 (5)	--	$6.16	11/28/2017
	0	94,662 (5)	--	$3.18	11/28/2017
George A. Villasana	77,100	0	--	$6.16	07/05/2017
	0	37,148 (6)	--	$6.16	11/28/2017
	0	63,081 (6)	--	$3.18	11/28/2017
Michael Hoberg	--	--	--	--	--

(1) These options previously represented the right to receive shares of XLNT common stock.  As a result of  the Merger, these options now represent the rights to receive the Company’s Common Stock, with the number of shares underlying the options adjusted by multiplying the number of XLNT common stock by the Exchange Ratio.  The amounts listed in this column reflect the number of shares of Pet DRx common stock issuable upon exercise of the option.

(2) Reflects the adjustment of the option exercise price in the Merger by dividing the XLNT exercise price by the Exchange Ratio.  The exercise prices listed in this column represent the exercise price paid upon the exercise of the option to receive shares of Pet DRx common stock.

(3) 25% of these options vested on 8/26/2007 and 2.0833% vest each month thereafter.

(4) 33.33% of these options vest on 7/9/08, 33.33% vest on 7/9/09, and 33.33% vest on 7/9/10.

(5) 33.33% of these options vest on 9/16/08, 33.33% vest on 9/16/09, and 33.33% vest on 9/16/10.

(6) 33.33% of these options vest on 6/12/08, 33.33% vest on 6/12/09, and 33.33% vest on 6/12/10.

Director Compensation in Fiscal Year 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gene Burleson(2)	--	--	--	--	--	--	$0
Zubeen Shroff (3)	--	--	$5,850	--	--	--	$5,580
Steven T. Johnson (3)	--	--	--	--	--	--	$0
Joel Kanter (4)	--	--	$5,850	--	--	--	$5,580
Richard Martin (2)	--	--	--	--	--	--	$0
Richard Johnston (3)	--	--	$5,850	--	--	--	$5,580
J. David Reed (3)	--	--	--	--	--	--	$0
Keith Rosenbloom (3)	$1,000	--	$12,060	--	--	--	$13,060
Robert Wallace (3)	--	--	--	--	--	--	$0
Kevin Pendergast (5)	--	--	--	--	--	--	$0
Eugene Bauer (5)	--	--	--	--	--	--	$0
Gary Brukardt (5)	--	--	--	--	--	--	$0
Alastair Clemow (5)	--	--	--	--	--	--	$0

(1)  Represents the fair value of stock options granted in prior periods for which compensation cost was recognized during the year without regard to estimated forfeitures valued in accordance with FAS 123 (R).   The fair value of the stock options for XLNT common stock granted to each non-employee Director in 2007 was $42,300.  As of December 31, 2007, each non-employee director held the following aggregate number of stock options of XLNT: Zubeen Shroff, 36,000 options; Joel Kanter, 36,000 options; Richard Johnston, 36,000 options; Keith Rosenbloom, 63,000 options.

(2)  Current director of the Company and director of Echo during 2007.  Since inception, Echo did not pay any director any cash or equity compensation for services rendered to Echo.

(3)  Current director of the Company and director of XLNT  during 2007.  The compensation reported in this director compensation table for 2007 was paid by XLNT.

(4)  Current director of the Company and director of XLNT and Echo during 2007.  The compensation reported in this director compensation table for 2007 was paid by XLNT.  Since inception, Echo did not pay any director any cash or equity compensation for services rendered to Echo.

(5)  Former director of Echo.  Since inception, Echo did not pay any director any cash or equity compensation for services rendered to Echo.

In 2008, the Company will compensate members of the Board who are not employees of the Company or its subsidiaries for their service on the Board and its committees as follows.  Each non-employee director will receive a grant of an option to purchase 65,000 shares of Company common stock upon his or her appointment to the Board, which will generally vest on the one-year anniversary of the date of grant.  On an annual basis, each non-employee director will receive a grant of an option to purchase 16,000 shares of Company common stock, which will be vested upon grant.  Additionally, on an annual basis, the Chairman of the Board will receive a grant of an option to purchase 20,000 shares of Company common stock, the Chair of the Audit committee will receive an option to purchase 12,000 shares, and the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee will each receive an option to purchase 8,000 shares.  These options will be vested upon grant.  All options granted will have a term of ten years, subject to earlier termination upon a director’s termination of service with the Company, and will be granted at a premium over the market price on the date of grant.  Non-employee directors will also be entitled to be reimbursed for expenses incurred in connection with Board and committee meetings.  No other compensation will be paid or provided to the Company’s non-employee directors.

On March 14, 2008, pursuant to the Director Program, each non-employee director was granted an option to purchase 65,000 shares of Company common stock, which will vest on January 4, 2009, subject to the director remaining in service on this date, and an option to purchase 16,000 shares of Company common stock, that was fully vested upon grant.  In addition, the Chairman of the Board and the Chairs of each of the committees of the Board noted above received option grants in the amounts described above, which were also fully vested upon grant.  All options were granted with an exercise price equal to $6.50 per share, which represents an approximately 60% premium over the closing price of a share of Company common stock on the date of grant, which was $4.05.

Certain Relationships and Related Transactions

Certain relationships and related party transactions are described in the Proxy Statement/Prospectus in the section entitled “Certain Relationships and Related Transactions of Echo” beginning on page 156, and the section entitled “XLNT Compensation Discussion and Analysis – Related Persons Transactions” beginning on page 166, which are both incorporated herein by reference.

On September 26, 2007, Galen Partners IV, L.P. received a warrant to purchase 80,500 shares of common stock of XLNT with an exercise price of $4.75 for consulting services rendered on behalf of XLNT in connection with the Merger.  Pursuant to the terms of the Merger, this warrant now represents the right to purchase 62,066 shares of the Company’s Common Stock with an exercise price of $6.16.  Galen Partners IV, L.P., Galen Partners International IV, L.P., and Galen Employee Fund IV, L.P. (collectively, the “Galen entities”) were greater than 5% shareholders of XLNT and are greater than 5% shareholders of the Company, and Zubeen Shroff, a director of XLNT and a director of the Company, serves as a managing member of the general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P.

In December 2007, Steven T. Johnson, the President, Chief Operating Officer and a director of XLNT and the President, Chief Operating Officer and a director of the Company, purchased 500 shares of Series B preferred stock of XLNT at a purchase price of $450 per share.  These Series B shares converted into 38,550 shares of the Company’s Common Stock in the Merger.

          In connection with obtaining stockholder approval of the Merger and the Merger Agreement, as described in the Proxy Statement/Prospectus in the section entitled “Special Meeting – Vote Required” on page 43, the merger proposal required that holders of less than 20% of the shares of Echo's common stock issued in Echo’s initial public offering (approximately 1.4 million shares) vote against the merger and demand conversion of their shares into a pro rata portion of Echo’s trust fund established in connection with Echo’s initial public offering. Prior to the completion of the Merger, Echo believed that holders of approximately 4.3 million shares of Echo’s common stock had either delivered proxy cards indicating a vote against the merger proposal or had advised Echo and its advisors that they intended to vote against the merger proposal and demand conversion of their shares.

Certain investors expressed interest in purchasing outstanding shares of Echo common stock and using their reasonable efforts to assist brokers in causing such shares to be voted in favor of the Merger. These investors indicated that any purchases would be conditioned upon receiving additional shares of Common Stock or options to purchase additional shares of Common Stock from Echo’s founders or shares of XLNT common stock which would be exchanged for Common Stock upon the completion of the Merger. The Echo founders delivered or have caused to be delivered to the various investors an aggregate of 605,343 shares of Common Stock or options to purchase shares of Common Stock and XLNT issued 416,728 shares of XLNT common stock which was exchanged for 321,297 shares of Common Stock as a result of the Merger. Each option to purchase Common Stock provided by the Echo founders has an exercise price of $0.0001 per share. These options are not exercisable until the underlying shares are released from the escrow established at the time of Echo’s initial public offering and any applicable lock-up agreements have expired. The options have a term of one year from the date on which they become exercisable. The investors are also entitled to certain demand and piggyback registration rights that were granted to the Echo founders in respect of their shares issued prior to Echo’s initial public offering. Certain of the Echo founders also agreed to provide limited make-whole protection as well as personal guaranties in the event the value of the shares acquired by an investor falls below a negotiated level based on the investor's average per share basis as well as expense reimbursement in the form of a put option covering 100,000 shares of Echo common stock at a price of approximately $7.50 per share, subject to adjustment.  Echo also paid advisory fees to certain investment banks that facilitated the transactions with the investors.

The investors acquired 3,181,050 shares of Common Stock in privately negotiated transactions with various Echo stockholders who were stockholders of Echo as of the November 7, 2007 record date for Echo’s Special Meeting of Stockholders and who had voted against the Merger and submitted their shares for conversion into a pro rata share of Echo’s trust fund established in connection with Echo’s initial public offering. These shares were purchased at approximately $8.10 per share as a result of such negotiations which price approximated the per share amount that would be received upon conversion of such shares.

Commonwealth Associates LP was the placement agent for the private placement by XLNT in February 2006 of 7,860,834 shares of Series A convertible preferred stock for net cash proceeds of $17.3 million and received a fee for their services rendered in the transaction.  As a shareholder and employee of Commonwealth Associates, Keith Rosenbloom received a portion of such fees in the amount of $210,608 in cash and agent's warrants to purchase 129,780 shares of Series A convertible preferred stock with an exercise price per share of $2.40.

Commonwealth Associates LP was the placement agent for the private placement by XLNT in February 2007 of 32,434 shares of Series B convertible preferred stock for net cash proceeds of $13.6 million, as well as a term loan of $12.0 million obtained from Fifth Street Mezzanine Partners II, L.P. and received a fee for their services rendered in such transactions.  As a shareholder and employee of Commonwealth Associates, Keith Rosenbloom received a portion of such fees in an aggregate amount of $567,370 in cash.

In addition, Commonwealth Associates LP provided general advisory services to Echo during 2007  and 2008  and received a fee for their services rendered.  As a shareholder and employee of Commonwealth Associates, Keith Rosenbloom received a portion of such fees of in the amount of approximately $25,000.

        Echo had a limited recourse revolving line of credit (the “Line of Credit”) from certain of its founding stockholders and directors.  Under the Line of Credit, Echo may have had up to $1,500,000 of outstanding borrowings at any time.  The Line of Credit bore interest at a rate equal to the rate of interest to be paid on the funds held in Echo's trust account and had no recourse against the funds in the trust account.  Outstanding borrowings of $1,005,813 were paid upon consummation of the Merger.

        Echo paid Windy City, Inc., an affiliated third party of which Joel Kanter, Echo's President, is president and a director, an administrative fee of $7,500 per month, $5,500 of which was deferred until the completion of the Merger, from March 22, 2006 through the completion of the Merger.  Upon the completion of the Merger, an amount of $118,919 was paid to Windy City pursuant to this agreement.

Corporate Governance

        Independence.   The Company’s Board of Directors, which consists of nine persons, has determined that Messrs. Johnston, Martin and Shroff are “independent” as that term is defined under the rules and regulations of the Nasdaq Stock Market.   The Company has applied to list its Common Stock on the Nasdaq Capital Market and intends to move to the Nasdaq Global Market when eligible. The Company’s application is pending.  The Company is currently exploring alternatives to satisfy Nasdaq’s majority board independence and other requirements.

Legal Proceedings

The Company is not presently a party to any litigation that it believes might have a material adverse effect on its business operations. The Company is, from time to time, a party to litigation that arises in the normal course of its business operations.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The Company’s common stock, warrants and units are each currently quoted on the OTC Bulletin Board under the symbols PDXC, PDXCU and PDXCW, respectively.  Until January 15, 2008, the Company’s common stock, warrants and units were each quoted on the OTC Bulletin Board under the symbols EHHA, EHHAW and EHHAU, respectively.

        As of March 15, 2008, there were no holders of record of the Company’s units, 99 holders of record of the Company’s common stock and one holder of record of the Company’s warrants.

                The Company has not paid any cash dividends on its common stock to date. The Company currently intends to retain its future earnings, if any, for use in the Company’s business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company’s Board of Directors after taking into account various factors, including its financial condition, operating results, current and anticipated cash needs and plans for expansion.

The table below sets forth, for the calendar quarters indicated, the high and low bid prices of Echo’s common stock, warrants and units as reported on the OTC Bulletin Board because the closing of the Merger occurred on January 4, 2008.  The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	Common Stock		Warrants		Units
Quarter Ended	High	Low	High	Low	High	Low
March 31, 2006 (1)	N/A	N/A	N/A	N/A	$8.27	$8.15
June 30, 2006 (2)	$7.40	$7.20	$0.85	$0.75	$8.75	$7.94
September 30, 2006	$7.49	$7.46	$0.79	$0.64	$8.50	$7.87
December 31, 2006	$7.44	$7.38	$0.92	$0.62	$8.35	$8.00
March 31, 2007	$7.69	$7.46	$1.05	$0.79	$8.65	$8.30
June 30, 2007	$7.82	$7.61	$1.17	$0.93	$8.80	$8.45
September 30, 2007	$7.81	$7.65	$1.04	$0.87	$8.80	$8.50
December 31, 2007	$8.04	$7.55	$1.23	$0.55	$9.24	$8.20

(1)	The figures for the first quarter of 2006 are only from March 22, 2006, the date on which Echo’s units first commenced trading on the OTC Bulletin Board, through March 31, 2006.

(2)	Echo’s common stock and warrants commenced trading separately on the OTC Bulletin Board on June 6, 2006.

The capital stock of XLNT was not publicly traded. No cash dividends have been paid to XLNT’s stockholders since its inception.

Recent Sales of Unregistered Securities

Reference is made to Item 15 of Amendment 11 to our Form S-1 (File No. 333-126650) filed March 8, 2006, Item 3.02 of the Company’s Current Report on Form 8-K filed March 24, 2006, and the disclosure set forth under Item 2.01 of this Current Report on Form 8-K under “Certain Relationships and Related Transactions,” each of which is incorporated herein by reference.

Description of Registrant’s Securities

The Company’s securities are described in the Proxy Statement/Prospectus in the section entitled “Description of Echo’s Securities Following the Merger” beginning on page 174, which is incorporated herein by reference.

Indemnification of Directors and Officers

Information about the indemnification of the Company’s directors and officers is described in the Proxy Statement/Prospectus in the section entitled “Limitation of Liability and Indemnification of Directors” beginning on page 176 and under Item 20 of Part II of Amendment No. 4 to the Company’s Registration Statement on Form S-4 (file no. 333-144889) filed with the SEC on November 8, 2007, which are both incorporated herein by reference.

Changes in Accountants

Reference is made to the disclosure set forth under Item 4.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial statements and supplementary data of the Company, which is incorporated herein by reference.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

Reference is made to the disclosure set forth under Item 9.01 of this current report on Form 8-K concerning financial information, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

As a result of the Merger, the Company’s consolidated indebtedness includes convertible notes in an aggregate principal amount of $2.82 million previously issued by XLNT (the “XLNT Convertible Debt”) that were not converted prior to the Effective Time. The material terms of the XLNT Convertible Debt did not change in the Merger, except that the XLNT Convertible Debt is now convertible into the number of shares of Common Stock of the Company equal to the number of shares of XLNT common stock originally underlying such note multiplied by the Exchange Ratio. Interest on the XLNT Convertible Debt ranges from 7% to 12% per annum, and such debt matures on various dates between 2010 and 2012.

The full text of the form of convertible promissory note is filed as Exhibit 10.27 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

Reference is made to the disclosure set forth under Item 5.03 of this Current Report on Form 8-K concerning an amendment to the Company’s Certificate of Incorporation, which is incorporated herein by reference.

Item 4.01	Changes in Registrant’s Certifying Accountant.

In connection with the completion of the Merger, on January 7, 2008, the Audit Committee of the Board of Directors of the Company selected Singer Lewak Greenbaum & Goldstein LLP (“SLGG”) as the Company’s principal accountant and auditor and dismissed Eisner LLP (“Eisner”) as of such date. SLGG has served as XLNT’s principal accountant and auditor since February 2006.

Eisner’s report on the financial statements of the Company for the two fiscal years ended December 31, 2005 and December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two fiscal years ended December 31, 2006 and December 31, 2007 and through January 9, 2008 there were no disagreements between the Company and Eisner LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to Eisner’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on the Company’s consolidated financial statements for the relevant year; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Eisner with a copy of the foregoing disclosures. A copy of Eisner’s letter, dated January 7, 2008, stating whether or not it agrees with such statements, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

During the two fiscal years ended December 31, 2006 and December 31, 2007 and through January 9, 2008, the Company (i) did not consult SLGG with respect to the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Item 304 of Regulation S-K, other than consultations by XLNT in the context of XLNT’s existing audit engagement of SLGG, and (ii) has not had any disagreement with SLGG regarding any of the matters described in Item 304(a)(2) of Regulation S-K. The Company asked that SLGG review the information set forth in this paragraph and in the first paragraph of this Item 4.01 before this Current Report on Form 8-K was filed with the SEC.

Item 5.01	Changes in Control of Registrant

Reference is made to the disclosure set forth under Items 1.01 and 2.01 of this Current Report on Form 8-K, which are incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reference is made to the disclosure set forth in the Proxy Statement/Prospectus in the sections entitled “Directors and Management of Echo Following the Merger” beginning on page 151, and “Certain Relationships and Related Transactions of Echo” beginning on page 156, which are incorporated herein by reference.

As of the Effective Time of the Merger, Messrs. Eugene Bauer, Alastair Clemow, Gary Brukardt, and Kevin Pendergest resigned from the Board of Directors as contemplated by the Merger Agreement. As of the Effective Time and as contemplated by the Merger Agreement, Joel Kanter resigned as President, Kevin Pendergest resigned as Chief Financial Officer, and Gene Burleson resigned as Chief Executive Officer of the Company. Messrs. Burleson and Kanter remain directors of the Company, and Mr. Burleson remains Chairman of the Board. As of the Effective Time, Messrs, Zubeen Shroff, Richard Johnston, J. David Reed, Robert Wallace and Steven T. Johnson became directors of the Company.

On January 10, 2008 the Board of Directors elected Keith Rosenbloom to serve as a member of the Board of Directors of the Company. As a non-management member of the Board, Mr. Rosenbloom will receive the same standard compensation paid to other non-management directors for service on the Board and its committees, as described under “Executive Compensation” in Item 2.01 of this Form 8-K which is incorporated herein by reference. Mr. Rosenbloom was elected to serve as a director of the Company pursuant to the terms of the Board Voting Agreement, which is described in Item 1.01 of this Form 8-K and is incorporated herein by reference. Reference is made to “Certain Relationships and Related Transactions” and “Director Independence” under Item 2.01 of this Form 8-K, which are incorporated herein by reference for a description of any transactions since the beginning of the Company’s last fiscal year, or are currently proposed, regarding Mr. Rosenbloom that are required to be disclosed by Item 404(a) of Regulation S-K.

For information regarding our current directors and executive officers, see “Directors and Executive Officers” in Item 2.01 above.

On January 4, 2008, the stockholders of the Company approved the Pet DRx Corporation 2007 Stock Incentive Plan. Reference is made to the disclosure set forth in the Proxy Statement/Prospectus in the section entitled “The Stock Incentive Plan Proposal” beginning on page 106, which is incorporated herein by reference.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Merger, on January 4, 2008, the Company amended and restated its Certificate of Incorporation to: (i) increase the number of authorized shares of common stock from 25,000,000 shares to 90,000,000 shares and the authorized shares of preferred stock from 1,000,000 shares to 10,000,000 shares, which will result in an increase in the total number of authorized shares of capital stock from 26,000,000 to 100,000,000, (ii) remove the preamble and Sections A through E of Article Sixth of the Certificate of Incorporation (to remove certain provisions related to a business combination that were put in place as a result of Echo being a blank check company) and (iii) change Echo’s name from “Echo Healthcare Acquisition Corp.” to “Pet DRx Corporation” as further described in the section of the Proxy Statement/Prospectus entitled “The Amendment Proposal” beginning on page 105, which is incorporated herein by reference.

On January 10, 2008 and effective immediately, the Board of Directors of the Company adopted amendments to the Company’s By-laws. The amendments permit the interests of stockholders to be evidenced by uncertificated shares of stock of the Company, which are maintained on the transfer agent’s records, but for which stock certificates have not been issued. The amendments were necessary in order to list the Company’s securities on The Nasdaq Stock Market. A copy of the Amended and Restated By-laws of the Company is filed as Exhibit 3.2 to this Current Report on Form 8-K.

The foregoing description of the amendments to the Company’s Certificate of Incorporation and By-laws are qualified in their entirety by reference to the full text of such documents as amended and restated, which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.06.	Change in Shell Company Status.

As a result of the Merger, which fulfilled the definition of an initial business combination as required by Echo’s Certificate of Incorporation, the Company ceased to be a shell company as of the Effective Time. The material terms of the Merger are described in the Proxy Statement/Prospectus in the sections entitled “The Merger Proposal” beginning on page 46 and “The Merger Agreement” beginning on page 90, which are both incorporated herein by reference.

Item 9.01.	Financial Statements And Exhibits.

(a)           Financial Statements of Business Acquired.

The following Financial Statements are set forth on Exhibit 99.1 to this Current Report on Form 8-K, which are incorporated herein by reference.

(b)           Pro Forma Financial Information

INDEX TO PRO FORMA FINANCIAL STATEMENTS

 (c)           Exhibits:

Exhibits filed with this report are marked “*” in the table below.

Exhibit No.	Description

2.1
Second Amended and Restated Agreement and Plan of Merger dated October 23, 2007 by and among Echo Healthcare Acquisition Corp., Pet DRx Acquisition Company and XLNT Veterinary Care, Inc. (Incorporated by reference to Exhibit 2.1 of the Registrant’s Registration Statement on Form S-4, as amended, filed on November 8, 2007.)

3.1	Amended and Restated Certificate of Incorporation of Pet DRx Corporation. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

3.2	Amended and Restated By-laws of Pet DRx Corporation. (Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

4.1	Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

4.2	Specimen Unit Certificate. (Incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

4.3	Specimen Warrant Certificate. (Incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

4.4
Form of Warrant Agent Agreement by and between Corporate Stock Transfer, Inc. and the Registrant. (Incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form S-1, as amended, filed on February 2, 2006.)

4.5
Warrant Clarification Agreement by and between Registrant and Corporate Stock Transfer, Inc. (Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 10-Q filed on March 20, 2007.)

10.1
Form of Restated Investment Management Trust Agreement by and between Corporate Stock Transfer, Inc. and the Registrant. (Incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1, as amended, filed on February 2, 2006.)

10.2
Form of Stock Escrow Agreement by and among the Registrant, Corporate Stock Transfer, Inc. and the Existing Stockholders. (Incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-1, as amended, filed on February 2, 2006.)

10.3
Form of Registration Rights Agreement by and among the Registrant and the Existing Stockholders. (Incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-1, as amended, filed on February 2, 2006.)

10.4	Form of Restated Warrant Purchase Agreement. (Incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-1, as amended, filed on February 2, 2006.)

10.5
Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Eugene A. Bauer. (Incorporated by reference to Exhibit 10.6 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.6
Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Gary A. Brukardt. (Incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.7
Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Gene E. Burleson. (Incorporated by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.8
Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Alastair Clemow. (Incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.9
Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Joel Kanter. (Incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.10
Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Richard Martin. (Incorporated by reference to Exhibit 10.11 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.11
Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Kevin Pendergest. (Incorporated by reference to Exhibit 10.12 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.12
Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Windy City, Inc. (Incorporated by reference to Exhibit 10.13 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.13
Letter Agreement by and among the Registrant, Morgan Joseph & Co. Inc. and Chicago Investments, Inc. (Incorporated by reference to Exhibit 10.14 of the Registrant’s Registration Statement on Form S-1, as amended, filed on March 8, 2006.)

10.14
Form of Unit Option Purchase Agreement by and among the Registrant, Morgan Joseph & Co. and Roth Capital Partners, LLC. (Incorporated by reference to Exhibit 10.26 of the Registrant’s Registration Statement on Form S-11, as amended, filed on February 2, 2006.)

10.15
Founding Director Warrant Purchase Agreement by and among the Registrant and Certain Directors of the Registrant. (Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on March 24, 2006.)

10.16
Executive Employment Agreement by and between XLNT Veterinary Care, Inc. and Robert Wallace.  (Incorporated by reference to Exhibit 10.16 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.17
Executive Employment Agreement by and between XLNT Veterinary Care, Inc. and Steven Johnson (Incorporated by reference to Exhibit 10.30 of the Registrant’s Registration Statement on Form S-4, as amended, filed on November 11, 2007.)

10.18
Executive Employment Agreement by and between XLNT Veterinary Care, Inc. and Gregory Eisenhauer (Incorporated by reference to Exhibit 10.31 of the Registrant’s Registration Statement on Form S-4, as amended, filed on November 11, 2007.)

10.19
Executive Employment Agreement by and between XLNT Veterinary Care, Inc. and George Villasana (Incorporated by reference to Exhibit 10.32 of the Registrant’s Registration Statement on Form S-4, as amended, filed on November 11, 2007.)

10.20
Board Voting Agreement dated as of January 4, 2008 by and among the Registrant and Certain Stockholders named on the signature pages thereof.  (Incorporated by reference to Exhibit 10.20 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.21	2007 Pet DRx Corporation Stock Incentive Plan (Incorporated by reference to Exhibit 10.28 of the Registrant’s Registration Statement on Form S-4, as amended, filed on November 11, 2007.)

10.22
Form of Indemnification Agreement for Executive Officers and Directors by and between XLNT Veterinary Care, Inc. and Certain Executive Officers and Directors of XLNT Veterinary Care, Inc.  (Incorporated by reference to Exhibit 10.22 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.23	XLNT Veterinary Care, Inc. 2004 Stock Option Plan, as amended. (Incorporated by reference to Exhibit 10.23 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.24
Form of XLNT Veterinary Care, Inc. Non-Qualified Stock Option Agreement by and between XLNT Veterinary Care, Inc. and Certain Employees of XLNT Veterinary Care. Inc.  (Incorporated by reference to Exhibit 10.24 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.25
Form of XLNT Veterinary Care, Inc. Nonincentive Stock Option Agreement by and between XLNT Veterinary Care, Inc. and Certain Executives of XLNT Veterinary Care, Inc.  (Incorporated by reference to Exhibit 10.25 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.26
Form of Stock Purchase Warrant Issued by XLNT Veterinary Care, Inc. to Certain Lenders.  (Incorporated by reference to Exhibit 10.26 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.27
Form of Convertible Promissory Note Issued to Sellers of Veterinary Clinics Acquired by XLNT Veterinary Care, Inc.  (Incorporated by reference to Exhibit 10.27 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.28	Form of Warrant to Purchase Common Stock of XLNT Veterinary Care, Inc. (Incorporated by reference to Exhibit 10.28 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.29
Warrant to Purchase Common Stock of XLNT Veterinary care, Inc. for Galen Partners IV, L.P. dated September 26, 2007.  (Incorporated by reference to Exhibit 10.29 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.30
Promissory Note between XLNT Veterinary Care, Inc. and Huntington Capital, L.P. in the amount of $1,400,000 dated November 2, 2005.  (Incorporated by reference to Exhibit 10.30 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.31
Promissory Note between XLNT Veterinary care, Inc. and St. Cloud in the amount of $1,600,000 dated November 4, 2005.  (Incorporated by reference to Exhibit 10.31 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.32
Credit Agreement by and between XLNT Veterinary Care, Inc. and Fifth Street Mezzanine Partners II, L.P. dated March 29, 2007.  (Incorporated by reference to Exhibit 10.32 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.33
Security Agreement by and between XLNT Veterinary Care, Inc. and Fifth Street Mezzanine Partners II, L.P. dated March 29, 2007.  (Incorporated by reference to Exhibit 10.33 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.34
Environmental Compliance Agreement by and between XLNT Veterinary care, Inc. and Fifth Street Mezzanine Partners II, L.P. dated June 2007.  (Incorporated by reference to Exhibit 10.34 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.35
Right of First Offer and Last Look Agreement by and between XLNT Veterinary Care, Inc. and Fifth Street Mezzanine Partners II, L.P. dated June 29, 200.  (Incorporated by reference to Exhibit 10.35 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.36
First Amendment to Credit Agreement by and between XLNT Veterinary Care, Inc. and Fifth Street Mezzanine Partners II, L.P. dated November 27, 2007.  (Incorporated by reference to Exhibit 10.36 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.38
Co-Sale Agreement by and among the Registrant and the Certain Stockholders named on signature pages thereof dated September 11, 2006.  (Incorporated by reference to Exhibit 10.38 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.39
Form of Lock-Up Agreement entered into by and between the Registrant and the Registrant’s Founding Stockholders.  (Incorporated by reference to Exhibit 10.39 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.40
Form of Lock-Up Agreement entered into by and between the Registrant and Certain of XLNT’s Significant Stockholders.  (Incorporated by reference to Exhibit 10.40 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

10.41
Escrow Agreement dated as of February 12, 2008 by and among the Company, the stockholder representatives acting on behalf of the former stockholders of XLNT Veterinary Care, Inc., and JP Morgan Chase Bank, National Association, as Escrow Agent.  (Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on February 12, 2008.)

10.42
Amended and Restated Registration Rights Agreement dated as of February 12, 2008 by and among the Company, the founders of the Company, as listed on the signature pages thereof, and former affiliates of XLNT Veterinary Care, Inc., as listed on the signature pages thereof.  (Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on February 12, 2008.)

10.43
First Amendment to Credit Agreement and Loan Documents dated as of February 19,2008 by and among Fifth Street Mezzanine Partners II, L.P., as Lender, XLNT Veterinary Care, Inc., as Lead Borrower, certain subsidiaries of XLNT Veterinary Care, Inc. named therein, as Non-Lead Borrowers, and Bay Area Veterinary Specialist, Inc. and Bradshaw Veterinary Clinic, Inc., as New Borrowers.  (Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on February 25, 2008.)

10.44
Second Amendment to Credit Agreement and Loan Documents dated as of February 19,2008 by and among Fifth Street Mezzanine Partners II, L.P., as Lender, and XLNT Veterinary Care, Inc., as Borrower.  (Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on February 25, 2008.)

10.45
Guaranty made as of February 19, 2008 by and among Fifth Street Mezzanine Partners II, L.P., as Lender, and the Company, as Guarantor.  (Incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed on February 25, 2008.)

10.46
Security Agreement dated February 19, 2008 by and among Fifth Street Mezzanine Partners II, L.P., as Secured Party, and the Company, Bay Area Veterinary Specialist, Inc., and Bradshaw Veterinary Clinic, Inc., as Debtors.  (Incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed on February 25, 2008.)

14.1	Code of Ethics and Conduct. (Incorporated by reference to Exhibit 5.1 of the Registrant’s Current Report on Form 8-K filed February 12, 2008.)

16.1
Letter from Eisner LLP to the Securities and Exchange Commission dated January 7, 2008.  (Incorporated by reference to Exhibit 16.1 of the Registrant’s Current Report on Form 8-K filed on January 10, 2008.)

21.1*	List of Subsidiaries

99.1*	Consolidated Financial Statements of XLNT Veterinary Care, Inc.

99.2*	Pro Forma Financial Statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PET DRX CORPORATION (Registrant)

By:	/s/ Steven T. Johnson
Name: Steven T. Johnson
Title: President and Chief Operating Officer

Date: April 4, 2008